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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ENVISION HEALTHCARE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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ENVISION HEALTHCARE HOLDINGS, INC.
6200 S. Syracuse Way, Suite 200
Greenwood Village, CO 80111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 29, 2014

        To Our Stockholders:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Envision Healthcare Holdings, Inc. will be held at The Inverness Hotel and Conference Center, located at 200 Inverness Drive West, Englewood, Colorado 80112, on Thursday, May 29, 2014, at 10:00 a.m., local time, for the following purposes:

  1.
  To elect the three Class I directors named in the accompanying proxy statement to serve until the 2017 Annual Meeting of Stockholders and until their successors have been elected and qualified.

  2.
  To approve the Senior Executive Bonus Plan.

  3.
  To hold a non-binding advisory vote approving executive compensation.

  4.
  To hold a non-binding advisory vote on the frequency of future advisory votes approving executive compensation.

  5.
  To ratify the selection of Ernst & Young LLP as Envision Healthcare Holdings, Inc.'s independent registered public accounting firm for the year ending December 31, 2014.

  6.
  To transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this notice.

        Only stockholders of record at the close of business on April 3, 2014 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any adjournment or postponement thereof. This notice and the accompanying proxy statement are first being mailed to stockholders on or about April 28, 2014.

By Order of the Board of Directors,

Craig A. Wilson
 Senior Vice President, General Counsel and Secretary

April 28, 2014

Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please promptly complete your proxy. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2014:

The proxy statement and the 2013 annual report are available at http://www.viewproxy.com/evhc/2014.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 29, 2014

i

ENVISION HEALTHCARE HOLDINGS, INC.
6200 S. Syracuse Way, Suite 200
Greenwood Village, CO 80111

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

What are the proxy materials?

        The accompanying proxy is delivered and solicited on behalf of the board of directors of Envision Healthcare Holdings, Inc., a Delaware corporation (referred to as "Envision Healthcare," "the Company," "we," "us," or "our"), in connection with the Annual Meeting of Stockholders to be held at The Inverness Hotel and Conference Center, located at 200 Inverness Drive West, Englewood, Colorado 80112, on Thursday, May 29, 2014, at 10:00 a.m., local time. We are first sending this proxy statement and the enclosed form of proxy to stockholders on or about April 28, 2014. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission ("SEC") rules, and is designed to assist you in voting your shares. The proxy materials include our proxy statement for the Annual Meeting, our annual report to stockholders, which includes our annual report on Form 10-K, for the year ended December 31, 2013, and the proxy card or a voting instruction card for the Annual Meeting.

I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?

        We are sending only one copy of our proxy statement and annual report to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as "householding," is designed to reduce duplicate mailings and save significant printing and postage costs.

        If you received a householded mailing this year and you would like to have additional copies of our proxy materials mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to our Secretary in writing at 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111, or call us at 303-495-1200. You may also contact us in the same manner if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

What items of business will be voted on at the Annual Meeting?

        The items of business scheduled to be voted on at the Annual Meeting are:

  •
  Proposal 1:    The election of three Class I directors for a term expiring at the 2017 Annual Meeting of Stockholders;

  •
  Proposal 2:    The approval of the Senior Executive Bonus Plan;

  •
  Proposal 3:    A non-binding advisory vote approving executive compensation;

  •
  Proposal 4:    A non-binding advisory vote on the frequency of future advisory votes approving executive compensation;

  •
  Proposal 5:    The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

  •
  Any other business that may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

  •
  "FOR" the election of each of the nominees named in the proxy statement as Class I directors for a term expiring at the 2017 Annual Meeting of Stockholders;

  •
  "FOR" the approval of the Senior Executive Bonus Plan;

  •
  "FOR" the approval of executive compensation;

  •
  "EVERY 3 YEARS" on the frequency of future advisory votes approving executive compensation;

  •
  "FOR" the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

  •
  At the discretion of the proxy holders, either FOR or AGAINST, any other matter or business that may properly come before the Annual Meeting.

        As of the date hereof, our board of directors is not aware of any other such matter or business to be transacted at our Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock of the Company, par value $0.01 per share, represented by the proxies in accordance with their judgment on those matters.

Who is entitled to vote at the Annual Meeting?

        The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is April 3, 2014. At the close of business on that date, we had 181,131,273 shares of common stock issued and outstanding and entitled to be voted at the Annual Meeting. A quorum is required for our stockholders to conduct business at the Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. Dissenters' rights are not applicable to any of the matters being voted upon of the Annual Meeting.

        By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

        Registered Stockholders.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company ("AST"), you are considered the stockholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card in one of the manners listed on the proxy card or to vote in person at the Annual Meeting.

        Beneficial Stockholders.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name" and the proxy materials were forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares using the methods prescribed by your broker or nominee on the voting instruction card you received with the proxy materials. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker's or nominee's procedures for obtaining a legal proxy.

What votes are required to approve each of the proposals?

        For Proposal 1, the nominees for Class I director will be elected by a plurality of the votes cast of the outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the three nominees receiving the highest number of affirmative votes will be elected.

        Proposal 2, the approval of the Senior Executive Bonus Plan, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

        Proposal 3, the non-binding advisory vote approving executive compensation, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. As an advisory vote, this proposal is not binding. However, our board of directors and compensation committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

        Proposal 4, the non-binding advisory vote on the frequency of future advisory votes approving executive compensation, will be determined by a plurality of the votes cast of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote, which means that the option receiving the highest number of votes will be determined to be the preferred frequency. As an advisory vote, this proposal is not binding. However, our board of directors and compensation committee will consider the choice that receives the most votes in making future decisions regarding the frequency of future advisory votes approving executive compensation.

        Proposal 5, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

How are broker non-votes and abstentions counted?

        A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on "routine" matters. Where a proposal is not "routine," a broker who has received no instructions from its clients does not have discretion to vote its clients' uninstructed shares on that proposal. At our Annual Meeting, only Proposal 5 (ratifying the selection of our independent registered public accounting firm) is considered a routine matter. Your broker will therefore not have discretion to vote on the following "non-routine" matters absent direction from you: the election of directors, the approval of the Senior Executive Bonus Plan, the non-binding advisory vote approving executive compensation, and the non-binding advisory vote on the frequency of future advisory votes approving executive compensation.

        Broker non-votes and abstentions by stockholders from voting (including brokers holding their clients' shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals, except where brokers may exercise their discretion on routine matters.

Can I vote in person at the Annual Meeting?

        For stockholders with shares registered in the name of a brokerage firm or bank or other similar organization, you will need to obtain a legal proxy from the broker, bank or other nominee that holds your shares before you can vote your shares in person at the Annual Meeting. For stockholders with shares registered directly in their names with AST, you may vote your shares in person at the Annual Meeting.

What do I need to do to attend the Annual Meeting in person?

        Space for the Annual Meeting is limited and admission will be on a first-come, first-served basis. Stockholders should be prepared to present (1) valid government photo identification, such as a driver's license or passport; and (2) beneficial stockholders holding their shares through a broker, bank, trustee or other nominee will need to bring proof of beneficial ownership as of April 3, 2014, the record date, such as their most recent account statement reflecting their stock ownership prior to April 3, 2014, a copy of the voting instruction card provided by their broker, bank, trustee or other nominee or similar evidence of ownership.

Can I vote by telephone or Internet?

        For beneficial stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program that offers telephone and Internet voting options. Stockholders should refer to the voting instruction card provided by their brokerage firm or bank for instructions on the voting methods they offer. Registered stockholders with shares registered directly in their names with AST will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with AST, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly.

How will my proxy be voted?

        The proxy accompanying this proxy statement is solicited on behalf of our board of directors for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes "for" such proposal, or in the case of the election of directors, as a vote "for" election of each of the nominees presented by the board of directors, or in the case of the frequency of future executive compensation votes, as a vote for "every 3 years."

How do I change or revoke my proxy?

        Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring a legal proxy to the Annual Meeting.

How can I make a proposal or make a nomination for director for next year's annual meeting?

        You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our amended and restated by-laws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2015, the proposal or nomination must be received by us at our principal executive offices no later than December 29, 2014. Stockholders wishing to bring a proposal or nominate a director at the annual meeting to be held in 2015 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices between January 29, 2015 and February 28, 2015 and comply with the other provisions of our amended and restated by-laws.

Who pays for the cost of proxy preparation and solicitation?

        The accompanying proxy is solicited by our board of directors. We have also retained the firm of Alliance Advisors, LLC to aid in the solicitation of brokers, banks, institutional and other stockholders for a fee of approximately $6,000, plus reimbursement of expenses. Alliance Advisors will also assist us in the distribution of proxy materials and provide voting and tabulation services for the Annual Meeting. All costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and employees may solicit proxies by telephone or other means of communication personally. Our directors, officers and employees will receive no additional compensation for these services other than their regular compensation.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Board Structure

        In May 2011, pursuant to the Agreement and Plan of Merger among Envision Healthcare Corporation ("EVHC"), Envision Healthcare Intermediate Corporation, and CDRT Merger Sub, Inc. ("Sub"), Sub merged with and into EVHC, with EVHC as the surviving corporation and an indirect wholly owned subsidiary of Envision Healthcare (the "Merger"). Envision Healthcare was formed by investment funds sponsored by, or affiliated with, Clayton, Dubilier & Rice, LLC (the "CD&R Affiliates") in connection with the Merger.

        In connection with our initial public offering ("IPO") completed in August 2013, we entered into a stockholders agreement (the "stockholders agreement") with the CD&R Affiliates under which the CD&R Affiliates have the right to designate nominees for our board of directors, whom we refer to as "CD&R Designees," subject to the maintenance of specified ownership requirements. With respect to any vacancy of a CD&R-designated director, the CD&R Affiliates have the right to designate a new director for election by a majority of the remaining directors then in office. See "Related Party Transactions—Stockholders Agreement."

        Under our second amended and restated certificate of incorporation, our board of directors consists of such number of directors as may be determined from time to time by resolution of the board of directors, but in no event may the number of directors be less than one. Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director, subject to our stockholders agreement with respect to the director designation rights of the CD&R Affiliates. Each director will hold office until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

        Our board of directors is currently composed of nine members. Our second amended and restated certificate of incorporation provides for a classified board of directors, with members of each class serving staggered three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. We currently have three directors in Class I, three directors in Class II and three directors in Class III. The terms of directors in Classes I, II, and III end at the annual meetings in 2014, 2015, and 2016, respectively.

Director	Class
Mark V. Mactas	Class I—Expiring 2014 Annual Meeting
Randel G. Owen	Class I—Expiring 2014 Annual Meeting
Richard J. Schnall	Class I—Expiring 2014 Annual Meeting
Carol J. Burt	Class II—Expiring 2015 Annual Meeting
Kenneth A. Giuriceo	Class II—Expiring 2015 Annual Meeting
Leonard M. Riggs, Jr., M.D.	Class II—Expiring 2015 Annual Meeting
William A. Sanger	Class III—Expiring 2016 Annual Meeting
Michael L. Smith	Class III—Expiring 2016 Annual Meeting
Ronald A. Williams*	Class III—Expiring 2016 Annual Meeting

*
Chair

        At each annual meeting of stockholders, the successors of the directors whose term expires at that meeting are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The board of directors is therefore asking you to elect the three nominees for director whose term expires at the Annual Meeting. Mark V. Mactas, Randel G. Owen and Richard J. Schnall, our Class I directors, have been nominated for reelection at the Annual Meeting. See "Proposal 1—Election of Directors" on page 45.

        Set forth below is biographical information as well as background information relating to each nominee's and continuing director's business experience, qualifications, attributes and skills and why the board of directors and nominating and corporate governance committee believe each individual is a valuable member of the board of directors. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. The respective age of each individual below is as of April 3, 2014.

Nominees for Election to the Board of Directors in 2014

Class I—Nominees Whose Term Expires in 2017

Name	Age	Principal Occupation and Other Information
Mark V. Mactas	61	Mr. Mactas was appointed a director of the Company in November 2013. From 2010 to 2011, Mr. Mactas served as Deputy Chairman, President and Chief Operating Officer of Towers Watson & Co. From 2001 to 2010, Mr. Mactas was Chairman and Chief Executive Officer of Towers Perrin. He is currently the Vice Chairman of the board of Save The Children, where he has been a trustee since 2006. Mr. Mactas was president of the Conference of Consulting Actuaries and served on its board as well as that of the American Academy of Actuaries. He also sits on the board of trustees of Lehigh University, where he serves on the executive committee. He is a member of the American Academy of Actuaries and is a fellow of the Society of Actuaries and the Conference of Consulting Actuaries. He received a bachelor's degree in mathematics and economics from Lehigh University in 1974. We believe that Mr. Mactas's executive and business experience qualifies him to serve on our board of directors.

Name	Age	Principal Occupation and Other Information
Randel G. Owen	55	Mr. Owen has been a director since August 2011, the Chief Financial Officer and Executive Vice President since May 2011 and the Chief Operating Officer since September 2012, all of the Company. He has served as Chief Financial Officer since February 2005 and as Executive Vice President since December 2005 of EVHC and its predecessor. In addition, Mr. Owen was appointed Executive Vice President and Chief Financial Officer of American Medical Response, Inc. ("AMR") in March 2003. He joined EmCare Holdings Inc. ("EmCare") in July 1999 and served as Executive Vice President and Chief Financial Officer from June 2001 to March 2003. Mr. Owen is also a director of First Cash Financial Services, Inc. Before joining EmCare, Mr. Owen was Vice President of Group Financial Operations for PhyCor, Inc., a medical clinic operator, in Nashville, Tennessee from 1995 to 1999. Mr. Owen has more than 30 years of financial experience in the healthcare industry, and we believe his extensive financial background, financial reporting expertise, and knowledge of operations to be valuable contributions to the board of directors. Mr. Owen received an accounting degree from Abilene Christian University.
Richard J. Schnall	44
		Mr. Schnall became a director of the Company in May 2011. Mr. Schnall has been a financial partner at Clayton, Dubilier & Rice, LLC ("CD&R") since 2001 and has been with the firm since 1996. Prior to joining CD&R, he worked in the Investment Banking division of Donaldson, Lufkin & Jenrette, Inc. and Smith Barney & Co. Mr. Schnall is currently a director of U.S. Foods, David's Bridal, Inc. and PharMEDium Healthcare Corporation, and formerly served on the boards of directors of AssuraMed, Inc., Sally Beauty Holdings, Inc. and Diversey, Inc. Mr. Schnall is a graduate of the Wharton School of Business at the University of Pennsylvania and holds an M.B.A. from Harvard Business School. We believe that Mr. Schnall's executive and financial experience qualifies him to serve on our board of directors.

Continuing Members of the Board of Directors

Class II—Directors Whose Term Expires in 2015

Name	Age	Principal Occupation and Other Information
Carol J. Burt	56	Ms. Burt became a director of the Company in August 2011. Ms. Burt, principal of Burt-Hilliard Investments, is a private investor and serves as an Operating Partner and on the Operating Council for Consonance Capital Partners, a private equity firm focused on investing in the U.S. healthcare industry. Ms. Burt was formerly an executive officer of WellPoint, Inc., where she served from 1997 to 2007, most recently as WellPoint's Senior Vice President, Corporate Finance and Development, from 2005 until 2007. Ms. Burt was a member of the executive team that built WellPoint from a single state Blue plan to one of the country's leading health benefits companies with revenues of $61 billion. In her time at WellPoint, Ms. Burt was responsible for, among other things, corporate strategy, mergers and acquisitions, finance, treasury, and real estate management. In addition, WellPoint's financial services and international insurance business units reported to her. Ms. Burt also serves as a director of ResMed, Inc., a manufacturer and distributer of medical equipment for treating sleep, disordered breathing and other respiratory disorders, as well as WellCare Health Plans, Inc., a provider of managed care services to government-sponsored healthcare programs. Previously, Ms. Burt served on the boards of Vanguard Health Systems and Transitional Hospitals Corporation, both publicly traded corporations. In addition, Ms. Burt was Senior Vice President and Treasurer of American Medical Response and spent 16 years with Chase Securities (now J.P. Morgan), most recently as founder and head of the Health Care Investment Banking Group. We believe that Ms. Burt's strategic, operational and financial experience in the managed care and healthcare services industries are valuable assets to our board of directors.
Kenneth A. Giuriceo	40
		Mr. Giuriceo became a director of the Company in May 2011. Mr. Giuriceo has been a financial partner at CD&R since 2007. Prior to joining CD&R in 2003, Mr. Giuriceo worked in the principal investment area of Goldman, Sachs & Co. from 2002 to December 2003. Mr. Giuriceo is currently a member of the board of directors of David's Bridal, Inc. and TruGreen Holding Corporation and a member of the board of managers of John Deere Landscapes LLC. He formerly served on the board of directors of The ServiceMaster Company and Sally Beauty Holdings, Inc. We believe that Mr. Giuriceo's executive and financial experience qualifies him to serve on our board of directors.

Name	Age	Principal Occupation and Other Information
Leonard M. Riggs, Jr., M.D.	71	Dr. Riggs became a director of the Company in August 2011 and was previously a director of EVHC from July 2010 to May 2011. He is a private investor and serves as an Operating Partner of CIC Partners, a private equity firm based in Dallas, Texas. Dr. Riggs was a founder of EmCare, and also served as its Chairman and Chief Executive Officer until 2001. Dr. Riggs has served on numerous boards and is a former president of the American College of Emergency Physicians. We believe Dr. Riggs's experience as a prominent physician with executive experience in outsourced healthcare services enables him to provide a unique and valuable perspective as a member of our board of directors.

Class III—Directors Whose Term Expires in 2016

Name	Age	Principal Occupation and Other Information
William A. Sanger	63	Mr. Sanger has been a director, the President and the Chief Executive Officer of the Company since May 2011. In addition, he has been the Chief Executive Officer of EVHC and its predecessor since February 2005, and the President of EVHC since 2008. Mr. Sanger was appointed President of EmCare in 2001 and Chief Executive Officer of EmCare and AMR in June 2002. Mr. Sanger served as President and Chief Executive Officer of Cancer Treatment Centers of America, Inc. from 1997 to 2001. Mr. Sanger is also a co-founder of BIDON Companies, where he has been a Managing Partner since 1999. From 1994 to 1997, Mr. Sanger was co-founder and Executive Vice President of PhyMatrix Corp., then a publicly traded diversified health services company. In addition, Mr. Sanger was President and Chief Executive Officer of various other healthcare entities, including JFK Health Care System. Mr. Sanger serves as the Chairman of the board of directors of Vidacare Corporation, a medical device company, and is also a director of Carestream Health, Inc. Mr. Sanger has more than 30 years of experience in the healthcare industry, and we believe his experience both as an entrepreneur and a seasoned public company executive, including eight years of experience in different capacities with EmCare and AMR, make him uniquely qualified to serve as a member of the board of directors. Mr. Sanger has an M.B.A. from the Kellogg School of Management at Northwestern University.

Name	Age	Principal Occupation and Other Information
Michael L. Smith	65	Mr. Smith became a director of the Company in August 2011 and previously was a director of EVHC and its predecessor from July 2005 to May 2011. Mr. Smith is a private investor who continues to serve on the boards of leading healthcare companies. He is a founding partner of Cardinal Equity Fund and Cardinal Equity Partners. From 2001 until his retirement in January 2005, Mr. Smith served as Executive Vice President and Chief Financial and Accounting Officer of Anthem, Inc. and its subsidiaries, Anthem Blue Cross and Blue Shield, which together form one of the leading health insurance groups in the United States. Mr. Smith brings a deep knowledge of public companies in the healthcare industry from his past experience as an executive and his continuing experience as a director. From 1996 to 1998, he served as Chief Operating Officer and Chief Financial Officer of American Health Network Inc., then a subsidiary of Anthem. Mr. Smith was Chairman, President and Chief Executive Officer of Mayflower Group, Inc., a transportation company, from 1989 to 1995, and held various other management positions with that company from 1974 to 1989. Mr. Smith also serves as a director of Vectren Corporation, a gas and electric power utility, and is the Chairman of the board of HH Gregg, Inc., a national home appliance and electronics retailer. Mr. Smith previously served as a director of Kite Realty Group Trust, a retail property REIT, from 2004 to 2014, Calumet Specialty Products, LP, a refiner of specialty petroleum products, from 2006 to 2009, Intermune Inc., a biopharmaceutical company, and Brightpoint, Inc., a distributor of wireless communication products and services. Mr. Smith also serves as a member of the Board of Trustees of DePauw University, The Lumina Foundation, and member (past Chairman) of the Indiana Commission for Higher Education. We believe that Mr. Smith's healthcare industry and public company experience qualifies him to serve on our board of directors.

Name	Age	Principal Occupation and Other Information
Ronald A. Williams	64	Mr. Williams became a director and Chairman of the board of directors of the Company in May 2011. Mr. Williams has been an operating advisor to Clayton, Dubilier & Rice Fund VIII, L.P. since April 2011. Previously, Mr. Williams was most recently Chairman of Aetna Inc. After joining Aetna in 2001, he became President in 2002. He served as CEO from February 2006 to November 2010 and Chairman of the board from October 2006 to April 2011. Mr. Williams is a member of the President's Management Advisory Board, assembled by President Obama to help bring the best of business practices to the management and operation of the federal government. Mr. Williams serves on the board of directors of American Express Company, The Boeing Company and Johnson & Johnson, as well as the Boards of the Peterson Institute for International Economics, Save the Children and National Academy Foundation. Prior to joining Aetna, Mr. Williams was Group President of the Large Group Division at WellPoint Health Networks Inc. and President of the company's Blue Cross of California subsidiary. Mr. Williams is a graduate of Roosevelt University and holds an M.S. in Management from the Sloan School of Management at the Massachusetts Institute of Technology. As Chairman, Mr. Williams brings to our board of directors his extensive management, operations and business experience leading in a rapidly changing and highly regulated industry and his focus on innovation through information technology, as well as his leadership, financial and core business skills.

Controlled Company

        As of April 3, 2014, the CD&R Affiliates collectively own approximately 54.2% of our outstanding common stock. Accordingly, we qualify as a "controlled company" within the meaning of the New York Stock Exchange ("NYSE") corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain NYSE corporate governance standards, including:

  •
  the requirement that a majority of the board of directors consist of independent directors;

  •
  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  the requirement for an annual performance evaluation of the compensation and nominating and corporate governance committees.

        We currently rely on these exemptions. As a result, we do not have a majority of independent directors, our compensation committee and our nominating and corporate governance committee do not consist entirely of independent directors and such committees are not required to have annual performance evaluations. Accordingly, stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements.

        The "controlled company" exception does not modify the audit committee independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the NYSE rules. Pursuant to such rules, we were required to have a majority of independent directors on our audit committee starting November 11, 2013, 90 days after the date of effectiveness of the registration statement filed with the SEC in connection with our IPO. Beginning August 11, 2014, our audit committee is required to be comprised entirely of independent directors.

        If and when the CD&R Affiliates no longer own more than 50% of our common stock, we will no longer be a "controlled company" under the NYSE rules and will have a one-year phase-in period to comply fully with the NYSE corporate governance standards summarized above.

Director Independence

        Our board determined, after considering all of the relevant facts and circumstances, that Ms. Burt, Mr. Mactas, Dr. Riggs and Mr. Smith are "independent" as defined by the rules and regulations of the SEC and the listing standards of the NYSE. This means that none of the independent directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

Board Leadership Structure

        As noted in our Corporate Governance Guidelines, the board has no policy with respect to the separation of the offices of Chairman of the board of directors and Chief Executive Officer. The board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any way that is in the best interests of the Company at a given point in time. Since 2011, Ronald A. Williams, a CD&R Designee, has served as Chairman of the board of directors and William A. Sanger has served as Chief Executive Officer. The board believes this governance structure currently promotes a balance between the board's independent authority to oversee our business and the Chief Executive Officer and his management team who manage the business on a day-to-day basis. If the board chooses to combine the offices of Chairman and Chief Executive Officer in the future, a lead director will be appointed annually by the independent directors. The board expects to periodically review its leadership structure to ensure that it continues to meet our needs. The stockholders agreement provides that a CD&R Designee will serve as our Chairman of the board of directors as long as the CD&R Affiliates own at least 30% of the outstanding shares of our common stock.

Meetings of the Board of Directors and Attendance at the Annual Meeting

        Our board of directors held eight meetings during the fiscal year ended December 31, 2013. Each of our directors attended at least 75% of the total number of meetings of the board and any committees of which he or she was a member. Directors are encouraged to attend our annual meetings. The Annual Meeting is the Company's first annual meeting after becoming a public company during 2013.

Executive Sessions

        Executive sessions, which are meetings of the non-management members of the board of directors, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session. The committees of the board, as described more fully below, also meet regularly in executive session.

Corporate Governance Guidelines

        Our board of directors has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available on our website at http://investor.evhc.net under the heading "Corporate Governance." These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, board composition, director compensation and management and succession planning. The nominating and corporate governance committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our board of directors any changes to the guidelines.

Code of Business Conduct and Ethics and Code of Ethics for the Chief Executive Officer and Senior Financial Officers

        The board of directors adopted a Code of Business Conduct and Ethics that applies to all of the Company's officers, employees and directors, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, corporate officers with financial and accounting responsibilities, including the Controller/Chief Accounting Officer, Treasurer and any other person performing similar tasks or functions. A copy of both codes is available on our website at http://investor.evhc.net under the heading "Corporate Governance—Code of Business Conduct & Ethics."

        We will promptly disclose any substantive changes in or waiver of, together with reasons for any waiver of, either of these codes granted to our executive officers, including our principal executive officer, principal financial officer, principal accounting officer/controller, or persons performing similar functions, and our directors, by posting such information on our website at http://investor.evhc.net under the heading "Corporate Governance—Code of Business Conduct & Ethics."

Committees of the Board of Directors

        Our board of directors maintains an audit committee, a compensation committee, a nominating and corporate governance committee, a compliance committee, a finance committee and an executive committee. Current copies of the charters of the board committees are available on our website at http://investor.evhc.net under the heading "Corporate Governance—Committee Composition."

        The following table shows the current members of each committee and the number of meetings held during 2013.

Director	Audit	Compensation	N&CG	Compliance	Finance	Executive
Carol J. Burt	✓		✓		✓
Kenneth A. Giuriceo	✓				✓*
Mark V. Mactas		✓*		✓
Randel G. Owen				✓	✓
Leonard M. Riggs, Jr., M.D.		✓		✓*
William A. Sanger				✓	✓	✓
Richard J. Schnall		✓			✓	✓
Michael L. Smith	✓*		✓	✓
Ronald A. Williams		✓	✓*	✓		✓*
Number of Meetings	4	4	1	4	3	1

✓= Current Committee Member; * = Chair

Audit Committee

        As more fully described in its charter, our audit committee has responsibility for, among other things, assisting our board of directors in overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting, and the performance of our internal audit function and independent registered public accounting firm. Our audit committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.

        Our board of directors has determined that Mr. Smith and Ms. Burt are "audit committee financial experts," and each of the three audit committee members, Ms. Burt and Messrs. Giuriceo and Smith, has been determined to be "financially literate" under the NYSE rules. Pursuant to NYSE rules, our audit committee is required to be comprised entirely of independent directors starting August 11, 2014, one year from the date of effectiveness of the registration statement filed with the SEC in connection with our IPO.

Compensation Committee

        As more fully described in its charter, our compensation committee has responsibility for reviewing and approving the compensation and benefits of our employees, directors and consultants, administering our employee benefits plans, reviewing, authorizing and ratifying incentive arrangements, and authorizing employment and related agreements. As long as the Company remains a controlled company, the committee is exempt from the NYSE independence requirements for compensation committees.

        The compensation committee has the authority to retain compensation consultants, outside counsel and other advisers. During 2013, the committee engaged Towers Watson to advise it on executive compensation program-design matters and to prepare market studies of the competitiveness of components of the Company's compensation program for its senior executive officers, including the named executive officers, and non-employee directors. Towers Watson is a global professional services company and management also engaged a separate office of Towers Watson to provide compensation and benefits consulting, medical malpractice actuarial work, and other related services; however, management did not engage this office of Towers Watson in any consulting specific to executive compensation. The decision by management to engage Towers Watson for these services was not approved, or required to be approved, by the compensation committee. We paid Towers Watson approximately $1,098,612 for the services provided to management and approximately $77,177 for the executive compensation services provided to the compensation committee. The individuals at Towers Watson that advise the compensation committee on executive compensation matters have no involvement in the other services provided to management, and those individuals advising the compensation committee report directly to, and are overseen by, the compensation committee. These individuals have no other relationships with the Company or management. The committee performed an assessment of Towers Watson's independence to determine whether the consultant is independent, taking into account Towers Watson's executive compensation consulting protocols to ensure consultant independence and other relevant factors. Based on that assessment, the committee determined that the firm's work has not raised any conflict of interest and the firm is independent.

Nominating and Corporate Governance Committee

        As more fully described in its charter, our nominating and corporate governance committee has responsibility, among its other duties and responsibilities, for identifying and recommending candidates to the board of directors for election to our board of directors, reviewing the composition of the board of directors and its committees, developing and recommending to the board of directors corporate governance guidelines that are applicable to us, and overseeing board of directors evaluations. As long as the Company remains a controlled company, the committee is exempt from the NYSE independence requirements for nominating and corporate governance committees.

Compliance Committee

        As more fully described in its charter, our compliance committee has responsibility for ensuring proper communication of compliance issues to the board of directors and its committees, reviewing significant compliance risk areas and management's efforts to monitor, control and report such risk exposures, monitoring the effectiveness of our ethics and compliance department; and reviewing and approving compliance related policies and procedures.

Finance Committee

        As more fully described in its charter, our finance committee has responsibility for assisting the board of directors in satisfying its responsibilities relating to our financing strategy, financial policies and financial condition.

Executive Committee

        As more fully described in its charter, our executive committee has responsibility for assisting the board of directors with its responsibility and, except as may be limited by law, our amended and restated certificate of incorporation or amended and restated by-laws, to exercise the powers and authority of the board of directors while the board of directors is not in session.

Selection of Nominees for Election to the Board

        Our Corporate Governance Guidelines provide that, subject to the requirements of the stockholders agreement, the nominating and corporate governance committee will identify and select, or recommend that the board select, board candidates who the nominating and corporate governance committee believes are qualified and suitable to become members of the board consistent with the criteria for selection of new directors adopted from time to time by the board. The nominating and corporate governance committee considers the board's current composition, including expertise, diversity, and balance of inside, outside and independent directors, and considers the general qualifications of the potential nominees, such as: integrity and honesty; the ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole; a background and experience with healthcare, operations, finance or marketing or other fields which will complement the talents of the other board members; willingness and capability to take the time to actively participate in board and committee meetings and related activities; ability to work professionally and effectively with other board members and the Company's management; availability to remain on the board long enough to make an effective contribution; satisfaction of applicable independence standards; and absence of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues.

        In identifying candidates for election to the board of directors, the nominating and corporate governance committee considers nominees recommended by directors, stockholders and other sources. The nominating and corporate governance committee reviews each candidate's qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the board of directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the nominating and corporate governance committee would recommend the candidate for consideration by the full board of directors. The nominating and corporate governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

        The nominating and corporate governance committee will consider director candidates proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective candidate for the board of directors for consideration by the nominating and corporate governance committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Envision Healthcare Holdings, Inc., c/o Secretary, 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the board of directors. Our amended and restated by-laws set forth the requirements for direct nomination by a stockholder of persons for election to the board of directors.

        The CD&R Affiliates, pursuant to the stockholders agreement with the Company, are currently entitled to nominate (or cause to be nominated) a majority of the Company's directors. See "Related Party Transactions" on page 41 for additional information.

Communications with the Board

        Any stockholder or interested party who wishes to communicate with our board of directors as a whole, the independent directors, or any individual member of the board or any committee of the board may write to or email the Company at: Envision Healthcare Holdings, Inc., c/o Secretary, 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111 or Board_of_Directors@evhc.net

        Depending on the subject matter, the Secretary will either (i) promptly forward to the Chairman of the audit committee of the board and the Office of the General Counsel any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Secretary to be potentially material to the Company; or (ii) not forward to the board, any committee or any director, any communications of a personal nature or not related to the duties of the board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the Secretary to be immaterial to the Company.

Risk Oversight

        Our board of directors as a whole has responsibility for overseeing our risk management. The board of directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the board of directors and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the board of directors about the identification and assessment of key risks and our risk mitigation strategies. The full board of directors has primary responsibility for evaluating strategic and operational risk management, and succession planning. Our audit committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk. Our compliance committee provides oversight on compliance related legal and regulatory exposure and meets regularly with our chief legal and compliance executives. Our compensation committee evaluates risks arising from our compensation policies and practices, as more fully described below. The audit committee, compensation committee and compliance committees provide reports to the full board of directors regarding these and other matters.

Compensation Risk Assessment

        The compensation committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the compensation committee concluded that the Company's compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary, short-term incentives and long-term equity in such a way as to not encourage excessive risk taking.

Compensation Committee Interlocks and Insider Participation

        During 2013, our compensation committee consisted of Messrs. Mactas, Schnall and Williams and Dr. Riggs. There are no members of the compensation committee who serve as an officer or employee of the Company or any of its subsidiaries. In addition, no executive officer of the Company serves as a director or as a member of the compensation committee of a company (i) whose executive officer served as a director or as a member of the compensation committee of the Company and (ii) which employs a director of the Company.

Director Compensation for Fiscal Year 2013

        The following table provides information concerning the compensation of our non-employee directors in fiscal year 2013:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Carol J. Burt	61,500	75,000	136,500
Kenneth A. Giuriceo	—	—	—
Mark V. Mactas	28,750	—	28,750
Leonard M. Riggs, Jr., M.D.	69,500	69,500	139,000
Richard J. Schnall	—	—	—
Michael L. Smith	115,500	30,000	145,500
Ronald A. Williams	500,000	—	500,000

(1)
Messrs. Sanger and Owen are not included in the table as they are employees of the Company and do not receive any additional compensation for their service as directors.

  The compensation paid to Messrs. Sanger and Owen is set forth in the Summary Compensation Table in the Executive Compensation section of this proxy statement. Messrs. Giuriceo and Schnall, as principals or employees of the CD&R Affiliates, do not receive any compensation from the Company for serving as directors.

(2)
Represents aggregate grant date fair value under ASC Section 718 of all restricted stock unit (RSU) awards granted in 2013. See Note 16 to our audited consolidated financial statements included in our Annual Report for the assumptions made in determining these values. There were no forfeitures of RSU awards by our directors in 2013. As of December 31, 2013, the non-employee directors held the following RSU and stock option awards: Ms. Burt (36,525 RSUs), Mr. Giuriceo (no awards), Mr. Mactas (no awards), Dr. Riggs (24,855 RSUs), Mr. Schnall (no awards), Mr. Smith (17,911 RSUs) and Mr. Williams (653,910 options).

        In 2013, Mr. Williams was paid an annual fee of $500,000 for his services as the non-executive Chairman of the board of directors of the Company and EVHC. In addition, Mr. Williams received a grant of options in September 2011 to purchase shares of the Company's common stock under the Stock Incentive Plan, which will vest in five equal installments, with the first three installments having vested on December 31, 2011, 2012 and 2013, respectively, and the remaining installments vesting on December 31, 2014 and 2015, subject to the continued provision of services by Mr. Williams to the Company. Mr. Williams also has an investment in the CD&R Advisor Fund VIII Co-Investor, L.P. fund.

        In 2013, Ms. Burt was paid an annual fee of $120,000 for her service as a member of our board of directors and an additional $16,500 for her service as a member of our audit committee, nominating and corporate governance committee and finance committee. In 2013, Dr. Riggs was paid an annual fee of $120,000 for his service as a member of our board of directors plus an additional $9,000 for acting as the Chairman of our compliance committee and an additional $10,000 for his service as a member of our compensation committee. In 2013, Mr. Smith was paid an annual fee of $120,000 for his service as a member of our board of directors plus an additional $14,000 for acting as the Chairman of our audit committee and an additional $11,500 for his service as a member of our nominating and corporate governance committee and finance committee. Mr. Mactas was paid $22,500 for his service as a member of our board of directors and $6,250 for his service as a member of our compensation committee and compliance committee. For 2013, Ms. Burt, Dr. Riggs and Mr. Smith each chose to receive a portion of their director fees as restricted stock units covering shares of the Company's common stock, and deferred receipt thereof in accordance with Section 409A of the Code.

        Messrs. Sanger and Owen, as employees of the Company did not receive any additional compensation for their service as directors. Similarly, Messrs. Giuriceo and Schnall, as principals or employees of the CD&R Affiliates, did not receive any compensation from the Company for their service as directors.

        We are party to indemnification agreements with each of our directors. The indemnification agreements provide our directors with contractual rights to the indemnification and expense advancement rights provided under our amended and restated by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Director Compensation Program

        Following our IPO in August 2013, our board of directors adopted a compensation program applicable for our non-employee directors, other than for our current Chairman who is a CD&R Designee and receives an annual fee of $500,000 and for our directors who are principals or employees of the CD&R Affiliates who do not receive any compensation from the Company for serving as directors. Under this program, each of our non-employee directors receives an annual cash retainer of

$90,000 paid in equal quarterly installments and an annual award of restricted stock units with a fair market value equal to $100,000 on the date of grant. The restricted stock units will be granted on the day of the Company's annual meeting each year and vest either in full on the first anniversary of the grant date or, if earlier, at the next annual meeting. Restricted stock units will be paid upon vesting, or, at the director's election, at a later date or upon termination of board service pursuant to the deferral terms of the restricted stock unit agreement. Non-employee directors may also elect to convert all or a portion of their cash retainers into deferred stock units to be paid at a later date or upon termination of board service pursuant to the deferral terms of a deferred stock unit agreement.

        Additionally, non-employee directors appointed to serve on board committees receive the following additional cash retainers: chair of audit or compliance committee—$18,000; member of audit or compliance committee—$15,000; chair of compensation, executive or finance committee—$13,000; member of compensation, executive or finance committee—$10,000; chair of nominating and corporate governance committee—$10,000; member of nominating and corporate governance committee—$8,000. Our directors do not receive fees for attending board or committee meetings.

        All directors receive reimbursement of their travel and other out-of-pocket expenses in connection with their service.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This compensation discussion and analysis provides information about the material elements of compensation that are paid or awarded to, or earned by, our "named executive officers" who consist of our principal executive officer, principal financial officer, and our three other most highly compensated executive officers for 2013 as follows:

  •
  William A. Sanger, President and Chief Executive Officer,

  •
  Randel G. Owen, Executive Vice President, Chief Operating Officer and Chief Financial Officer,

  •
  Todd G. Zimmerman, President and Chief Executive Officer of EmCare and Executive Vice President of the Company,

  •
  Dighton C. Packard, M.D., Chief Medical Officer of the Company, and

  •
  Steve W. Ratton, Jr., Executive Vice President, Chief Strategy Officer and Treasurer.

Compensation Overview and Philosophy

        Our executive compensation programs are designed with three primary objectives: (i) attracting and retaining highly motivated, qualified and experienced executives, (ii) focusing the attention of the executives on the strategic, operational and financial performance of the Company, and (iii) motivating executives to meet long-term performance objectives and increase stockholder value.

Role of the Compensation Committee and Emphasis on Pay for Performance

        The role of our compensation committee is to assist our board of directors in the discharge of its responsibilities relating to our executive compensation program. Our compensation committee is responsible for establishing, administering and monitoring our policies governing the compensation for our executive officers, including determining the three primary components of base salary, annual cash incentive awards and long-term equity awards. Unless otherwise indicated, references to the "compensation committee" mean EVHC's compensation committee prior to August 19, 2013, the date our IPO was completed, and the Company's compensation committee after that date.

        To accomplish the primary objectives of our compensation programs, which are grounded in a pay for performance philosophy, the compensation committee uses an annual cash incentive program, developed in consultation with management and outside consultants, for determining the target and actual incentive compensation of the named executive officers. In connection with our IPO, the board adopted the Envision Healthcare Holdings, Inc. Senior Executive Bonus Plan pursuant to which annual cash incentives are awarded to the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, the Presidents of each of the Company's operating divisions, and any other executive officer who is designated by the compensation committee or the Chief Executive Officer. Executive officers who are not designated to participate in the Senior Executive Bonus Plan participate in one of the Company's other incentive plans, including the Management and Exempt Incentive Plan (the "MEIP") or the Mergers and Acquisitions Incentive Plan (the "M&A Plan").

        These annual cash incentive programs, and other executive compensation programs, including the Omnibus Incentive Plan pursuant to which long-term equity awards may be granted, are designed to attract, retain, and motivate top quality executives who have the ability to significantly influence our long-term financial success and who are responsible for effectively managing our operations in a way that maximizes stockholder value. The compensation programs for named executive officers are designed to achieve a balance between compensation levels and our annual and long-term budgets, strategic plans, business objectives, and stockholder expectations. Our compensation programs seek to:

  •
  ensure that all elements of executive compensation and benefits, and of the compensation process, are controlled by the compensation committee;

  •
  ensure that total executive compensation levels are reasonably linked to our performance, which may require the compensation committee to look beyond financial performance measures to the executives' achievement of our other strategic goals;

  •
  provide for compensation arrangements that are comparable to similar organizations and jobs, with realization of compensation linked to the executives' contributions toward achieving our goals;

  •
  require that all elements of the compensation program are reviewed and approved annually by the compensation committee, and to require that processes and programs are reviewed regularly for compliance with relevant laws and regulations;

  •
  design compensation arrangements so that they are easily explained to, and understood by, individuals with a basic business background; and

  •
  consider various types of compensation, including cash and equity.

Elements of Our Executive Compensation Program

        During 2013, the compensation program for our named executive officers consisted mainly of base salary and short-term cash incentives. Other than one grant of options to purchase common stock to Mr. Zimmerman, we did not grant equity awards in 2013 to any of our named executive officers. See "—Determination of 2013 Compensation of Named Executive Officers—Long-Term Incentives." During 2013, our named executive officers also participated in various benefit plans made available to most of our employees and received certain other perquisites and benefits as detailed below.

  Base Salary

        Each of our named executive officers receives a base salary that is reviewed annually. We seek to provide base salary in an amount sufficient to attract and retain individuals with the qualities necessary to ensure our short-term and long-term financial success. Salaries are based upon competitive reference points, job responsibilities and each executive's ability to contribute to our success. We target salaries to be in a market competitive range in light of the information we have gathered about our peer companies and comparable market data as reported by published executive compensation surveys identified by the compensation committee, while recognizing individual differences in scope of responsibilities, qualifications, experience, and leadership abilities. We also recognize the value of adjusting salaries as needed to maintain competitiveness vis-à-vis our peers without overemphasizing the use of automatic formulas.

  Short-Term Incentives

        A portion of each named executive officer's targeted annual cash compensation is performance-based, in the form of an award under one of our annual cash incentive programs. Three of our named executive officers were considered for bonus compensation under the Senior Executive Bonus Plan for 2013: William A. Sanger, President and Chief Executive Officer; Randel G. Owen, Executive Vice President, Chief Operating Officer and Chief Financial Officer; and Todd G. Zimmerman, President and Chief Executive Officer of EmCare and Executive Vice President of the Company. Edward Van Horne, President of AMR, is also a participant in the Senior Executive Bonus Plan, but he was not a named executive officer in 2013. The compensation committee determined all aspects of compensation for these executive officers. Executive officers other than Messrs. Sanger, Owen and Zimmerman (and Mr. Van Horne) participated in incentive plans that were available to a significant number of senior level employees of the Company and its subsidiaries or otherwise tailored to incentivize performance in the individual's areas of responsibility. With respect to these other executive officers, Mr. Sanger sets the individual targets and performance measures for these individuals.

        In the case of each of Messrs. Sanger, Owen and Zimmerman, the cash award is contingent upon meeting Adjusted EBITDA targets set by the compensation committee at the beginning of the fiscal year. For Dr. Packard, his annual cash incentive is contingent upon meeting annual objectives pursuant to the MEIP, in addition to bonuses associated with his clinical functions. For Mr. Ratton, his annual cash incentive is contingent upon metrics associated with the Company's mergers and acquisitions, as set forth in the M&A Plan. The primary purpose of these annual cash incentive programs is to focus the attention of the named executive officers on our strategic, operational and financial performance, as applied particularly to their areas of expertise and influence.

  Long-Term Incentives

        In May 2011, our board of directors adopted the Stock Incentive Plan pursuant to which the compensation committee of the Company granted equity incentive awards, consisting of stock options, to our employees from time to time prior to our IPO. In connection with our IPO, our board of directors adopted and our stockholders approved the Omnibus Incentive Plan, which became effective on August 13, 2013 and pursuant to which long-term equity-based incentive awards may be awarded to our named executive officers and other employees. As set forth in more detail below, in 2013, no named executive officer was granted any long-term equity based incentive awards other than Mr. Zimmerman, who received a grant in February 2013. The Stock Incentive Plan terminated upon the effectiveness of the Omnibus Incentive Plan, meaning that no future grants will be made under that plan, however awards previously granted under the Stock Incentive Plan remain outstanding and exercisable pursuant to their terms. To date, no long-term equity based awards have been granted under the Omnibus Incentive Plan to our named executive officers. The compensation committee might grant such awards to our named executive officers in the future to (i) further support our Company's attraction, retention and motivation objectives and also (ii) further align executive compensation with performance and the interests of our stockholders.

  Other Compensation Elements

        We offer limited perquisites to certain of our named executive officers in the form of auto allowances, automotive maintenance and operation expenses, personal travel privileges, as well as reimbursement of certain supplemental insurance expenses. We believe that our perquisites further motivate our senior employees and fall within an expense range that is reasonable in light of such executives' position and tenure.

        Other than those perquisites, we do not have any other compensation elements, other than standard benefits that are available to most of our employees, such as 401(k) matching, subsidized medical, dental and vision insurance, life and disability insurance and the opportunity for management-level employees to participate in our deferred compensation program. From time to time, our board of directors and compensation committee may consider offering additional programs.

Determination of 2013 Compensation of Named Executive Officers

        The following sections describe the determination of the various elements of our compensation program for the named executive officers, including objectives, market positioning, structure, operation and other information specific to 2013 payments, awards and compensation adjustments.

  Base Salary

        Base salary for each named executive officer in 2013 was established at a level that we believed to be sufficient to attract and retain individuals with the qualities necessary for our long-term financial success. Salaries were generally positioned to be in a market-competitive range, recognizing that the compensation of Dr. Packard, whose aggregate compensation is unique due to his dual corporate and clinical functions, is not readily comparable to any peer group. However, as discussed further herein, we believe that Dr. Packard's aggregate cash compensation fairly reflects the market value of his position as one of our senior executives. The compensation committee reviews base salaries of our executive officers annually and salary adjustments take into account market data in the context of an executive's role, responsibilities, experience, tenure, individual performance and contribution to our financial results.

        From time to time, the compensation committee has also engaged an independent compensation consultant, Towers Watson, for compensation review purposes and taken Towers Watson's advice into consideration when making compensation decisions for executive officers. For more information on the committee's independence assessment of Towers Watson, see "Committees of the Board of Directors—Compensation Committee" on page 15. In November 2012, Towers Watson conducted an executive compensation review to analyze peer group executive compensation, and comparable market data reported in published executive compensation surveys, for a number of senior management positions, including the named executive officers. In April 2013, in connection with our IPO, Towers Watson confirmed the executive compensation peer group, as follows: Amedisys, Amerigroup, Brookdale Senior Living, Centene, Health Management Associates, HealthSouth, Kindred Healthcare, Lifepoint Hospitals, Magellan Health Services, MEDNAX, Molina Healthcare, Omnicare, Select Medical Holdings, Team Health Holdings, Vanguard Health Systems and Wellcare Health Plans.

        The Towers Watson November 2012 executive compensation review and the April 2013 peer group confirmation described above were both used by the compensation committee as part of its annual review when determining executive compensation for 2013. According to the Towers Watson 2012 review, Messrs. Sanger's, Owen's, Zimmerman's and Ratton's base salaries were 10%, 5%, 12% and 30%, respectively, above the 50th percentile of the peer group, although the review was done prior to Mr. Zimmerman's and Mr. Ratton's current positions at EmCare and the Company, respectively. As described further in this section, Dr. Packard's base salary combines both corporate and clinical functions. For purposes of the Towers Watson analysis, Dr. Packard was deemed a 75% full-time employee and was determined to have a base salary of 14% above the 50th percentile of the peer group, as adjusted for the 75% full-time employee status. In July 2012, the compensation committee also reviewed salaries and provided ordinary course merit increases of 3% to Messrs. Owen and Zimmerman at approximately the same time as a large portion of our management employees. In addition, in its November 2012 meeting, the compensation committee determined it would provide ordinary course merit increases to named executive officers and certain other members of senior management for implementation on January 1 annually (if applicable for the year) in lieu of a mid-year implementation, and awarded such increases to each of the named executive officers effective January 1, 2013. Base salaries were as follows for our named executive officers in 2013: Mr. Sanger—$1,073,893; Mr. Owen—$618,000; Mr. Zimmerman—$650,000; Dr. Packard—$863,710 (includes combined clinical, corporate and medical director duties); and Mr. Ratton—$377,509 (increased from $344,509 in August 2013 in connection with his appointment as Chief Strategy Officer).

        The compensation committee will continue to seek advice from independent compensation consultants as it deems necessary on a periodic basis, and engaged Towers Watson to perform a new study to assist in setting executive compensation for 2014. Although the compensation committee believes that it is important to periodically review the compensation policies of the Company's peer group and the survey data, the committee also believes that our executive compensation program must further our business objectives and be consistent with our culture. Therefore, while the compensation committee reviews the peer group and survey data, including the total and type of compensation paid to executive officers at peer group companies to confirm that the compensation paid to our executive officers remains competitive, the committee does not necessarily make any particular adjustments to the compensation paid to the executive officers based on the peer group or survey data.

  Short-Term Incentives for the Chief Executive Officer, Chief Operating Officer / Chief Financial Officer and President of EmCare

        The named executive officers' employment agreements provide that each executive will be able to participate in a short-term incentive plan, under which payment is based upon performance targets to be established each year by our board of directors or the compensation committee.

        As described above, annual cash incentives for Messrs. Sanger, Owen and Zimmerman are paid under the Senior Executive Bonus Plan after the compensation committee certifies Adjusted EBITDA for the recently completed fiscal year. There is no minimum guaranteed bonus under the Senior Executive Bonus Plan. Also, as noted below (see "Proposal 2: Approval of the Senior Executive Bonus Plan"), because awards to our executive officers under the Senior Executive Bonus Plan are intended to qualify as tax-deductible performance-based compensation under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code") for federal income tax purposes, the plan limits the maximum amount payable to all of our executive officers who participate in the Senior Executive Bonus Plan, individually and in the aggregate, to 4% of Adjusted EBITDA for the applicable fiscal year; however, it is not expected that any of our executive officers individually or in the aggregate would be paid a bonus amount equal to this maximum limit. Subject to this maximum limit, our compensation committee has discretion to determine the annual incentive awards under the Senior Executive Bonus Plan, but it may not increase any employee's individual award above the individual percentage allocated by the compensation committee to the employee in respect of a fiscal year. For 2013, the maximum amount payable to each of Messrs. Sanger, Owen and Zimmerman was 250% of each individual's target bonus amount based on the discretion of the compensation committee, and target bonus amounts as a percentage of base salary were as follows: (i) Mr. Sanger—200%; (ii) Mr. Owen—100%; and (iii) Mr. Zimmerman—100%. In 2013, none of these executive officers received an annual cash incentive award under the Senior Executive Bonus Plan because the threshold Adjusted EBITDA performance targets were not met by the Company.

        The compensation committee believes that Adjusted EBITDA is currently the appropriate measure to align the interests of management with the interests of the Company and its stockholders, in part because the compensation committee recognizes the prevalence of Adjusted EBITDA as a measure of our financial performance among outside financial analysts and investors and in part because it represents what we believe is the best measure of our profitability. The Senior Executive Bonus Plan defines "Adjusted EBITDA" consistent with the Adjusted EBITDA measure used in our Annual Report on Form 10-K. For 2013, the 2013 Executive Short Term (2013-2014) Incentive Plan (the "2013-2014 Plan"), which was the plan that covered such named executive officers' cash incentive compensation prior to the adoption of the Senior Executive Bonus Plan, was assumed into the Senior Executive Bonus Plan, and performance targets set under the 2013-2014 Plan applied under the Senior Executive Bonus Plan.

        In determining the amount of the annual incentive payments payable under the Senior Executive Bonus Plan, the compensation committee considers performance criteria related to each of the participating named executive officer's individual performance, the performance of each participating named executive officer's business unit, and the overall performance of the Company, as determined by the compensation committee. For 2013, the performance measures were not individualized for each of Messrs. Sanger and Owen, but rather aligned with the performance of the Company and its subsidiaries as a whole. For 2013, a portion of Mr. Zimmerman's bonus potential was based on performance of the Company and its subsidiaries as a whole, and the remainder was based on individualized performance measures unique to the EmCare segment, assuming Company performance measures were first achieved.

        The Senior Executive Bonus Plan, as amended and restated on March 26, 2014, has been presented to the Company's stockholders for approval at the Annual Meeting and is designed to meet the requirements of the performance-based compensation exemption for purposes of Section 162(m) of the Code to the extent applicable.

  Short-Term Incentives for the Other Named Executive Officers

        Under the MEIP, which is currently available to approximately 1,700 employees of the Company and its subsidiaries, participants are eligible to receive a percentage of their target bonus if we and, as applicable, the participant's business segment or operations unit, meet a predetermined Adjusted EBITDA threshold for the fiscal year established by the compensation committee. The compensation committee typically approves the MEIP threshold in an amount approximately commensurate with our earnings targets for the applicable fiscal year. Accordingly, each participant's potential bonus is adjusted up or down on a sliding percentage scale depending on whether the Adjusted EBITDA meets or exceeds the MEIP threshold, in addition to certain other factors based on the participants' department targets and fulfillment of individual and strategic goals. Historically, in order to achieve 100% or more of an executive's target bonus, we would need to exceed the fiscal year Adjusted EBITDA targets.

        Dr. Packard participates in the MEIP and Mr. Sanger, as the executive officer to whom Dr. Packard reports, sets Dr. Packard's target objectives on an annual basis in accordance with the MEIP, and these target objectives are generally linked to our strategic plan. Awards under the MEIP are generally paid in cash in a lump sum during the fiscal year following the year in which performance was measured. Under the MEIP, Dr. Packard has no minimum guaranteed bonus, and any bonus he receives under the MEIP is contingent upon the Company reaching a predetermined Adjusted EBITDA threshold. He has a target MEIP bonus of 50%, and a maximum cap of 150%, of his base salary under the MEIP. The 2013 goals included EmCare risk management, clinical improvement, and physician education initiatives. Dr. Packard's position entails goals designed to further physician leadership skills within EmCare, encompassing the enhancement of physician education, clinical practices and claims management processes, which are distinct from operational performance. Dr. Packard did not receive an annual cash incentive award under the MEIP in 2013 because Company performance targets were not achieved.

        In addition, Dr. Packard is eligible for discretionary and other bonuses under his employment agreement with an affiliate of EmCare to provide clinical services. Under the terms of his clinical incentive program, an EmCare clinical affiliate creates an incentive pool by funding a predetermined dollar amount for each hour of service provided by the physician group at the facility in which Dr. Packard provides clinical services. Dr. Packard receives a pro rata share of that pool, which is determined by dividing (a) the sum of (i) the "relative value units", a clinical revenue measure, generated by Dr. Packard at the facility, plus (ii) a set percentage of the relative value units generated by any mid-level provider supervised by Dr. Packard at the facility, by (b) the total number of relative value units generated by the physicians and mid-level providers providing services at the facility. Dr. Packard received a bonus of $80,000 in 2013 for his clinical services as set forth above.

        As the Company's Chief Strategy Officer, Mr. Ratton oversees various strategic initiatives, including the Company's mergers and acquisitions and other transactional activities, and as such participates in the Company's M&A Plan. The M&A Plan is designed to compensate certain members of the Company's Department of Strategy and Planning based on the successful completion of the Company's acquisitions. Under the terms of the M&A Plan for 2013, Mr. Ratton received a bonus payment on a sliding scale based on the projected profitability of each acquired company equal to (i) 0.75% of Mr. Ratton's base salary for each $1 million of projected year one revenue of the acquired company if the projected margin is below 10%, (ii) 1% of Mr. Ratton's base salary for each $1 million of projected year one revenue of the acquired company if the projected margin is between 10% and 15%, and (iii) 1.25% of Mr. Ratton's base salary for each $1 million of projected year one revenue of the acquired company if the projected margin is above 15%. The Company is currently considering appropriate metrics for payments under the M&A Plan in 2014 although no changes have been implemented to date. Seventy-five percent of Mr. Ratton's bonus amount for any given transaction is paid following the closing based upon the projected results, with an amount up to the remaining 25% paid after one year if the acquired company's financial results met or exceeded initial projections. No adjustment is made if the acquired company's financial results were below projections. Mr. Ratton received a bonus of $177,918 in 2013 under the terms of the M&A Plan.

  Long-Term Incentives

  Omnibus Incentive Plan

        In connection with our IPO, our board of directors adopted and our stockholders approved the Omnibus Incentive Plan, which became effective on August 13, 2013. Our directors, officers, other of our employees and consultants and employees and consultants of entities under management services agreements with EmCare or any of its subsidiaries are eligible to receive awards under the Omnibus Incentive Plan. Awards under the Omnibus Incentive Plan may be made in the form of stock options, which may be either incentive stock options or non-qualified stock options; stock purchase rights; restricted stock; restricted stock units; performance shares; performance units; stock appreciation rights ("SARs"); dividend equivalents; deferred share units; and other stock-based awards. To date, none of our named executive officers has received an award under the Omnibus Incentive Plan.

        Subject to adjustment as provided under the Omnibus Incentive Plan, a total of 16,614,307 shares of our common stock remains available for issuance under the Omnibus Incentive Plan. This figure represents approximately 10% of our outstanding common stock immediately after giving effect to the completion of our IPO offering in August 2013 less options to purchase common stock issued since the Company's IPO. During any period that Section 162(m) of the Code is applicable to us, (1) the maximum number of stock options, SARs or other awards based solely on the increase in the value of common stock that a participant may receive in any year is 2,500,000; (2) a participant may receive a maximum of 1,500,000 performance shares, shares of performance-based restricted stock and restricted stock units in any year; and (3) the maximum dollar value of performance units granted to a participant during any year may not exceed $5,000,000.

        Except as otherwise determined by the compensation committee, in the event a participant's employment terminates for any reason other than "cause" (as defined in the Omnibus Incentive Plan), all unvested awards will be forfeited and all options and SARs that are vested and exercisable will remain exercisable until the 180th day following the date of the participant's termination of employment, in the case of death, disability or retirement at normal retirement age, or until the three month anniversary of the date of termination in the case of any other termination (or the expiration of the award's term, whichever is earlier). In the event of a participant's termination for cause, all unvested or unpaid awards, including all options and SARs, whether vested or unvested, will immediately be forfeited and canceled.

        If, in the future, we experience a change in control (as defined in the Omnibus Incentive Plan), all outstanding awards would fully vest and be cancelled for the same per share payment made to the stockholders in the change in control (less, in the case of options and SARs, the applicable exercise or base price). The compensation committee has the ability to prescribe different treatment of awards in the award agreements. In addition, no awards that become vested as a result of a change in control of us will be cancelled if our board of directors determines that those previously vested awards be assumed and/or replaced in the change in control with substitute awards having the same or better terms and conditions.

  Stock Incentive Plan

        On May 23, 2011, our board of directors adopted the Stock Incentive Plan, which provided for stock purchases, and grants of other equity awards including stock options, restricted stock, and restricted stock units, to our officers and other key employees. The Stock Incentive Plan terminated upon the effectiveness of the Omnibus Incentive Plan, except that awards previously granted under the Stock Incentive Plan remain outstanding and exercisable pursuant to their terms. Only options to purchase the Company's common stock were granted to employees under the Stock Incentive Plan.

        In connection with or following the Merger, there were 18,382,491 new options to purchase common stock of the Company granted as a result of options rolled over by executives and other key employees in the Merger and other options granted to the executives, a director and other key employees. As of December 31, 2013, Mr. Sanger held 7,142,390 options, Mr. Owen held 2,027,102 options, Mr. Zimmerman held 1,070,921 options, Dr. Packard held 257,916 options and Mr. Ratton held 274,823 options. In connection with the Merger in 2011, certain members of our management entered into rollover agreements with the Company, pursuant to which they agreed to roll over then existing options to purchase EVHC common stock into options to purchase common stock of the Company. Pursuant to the rollover agreements, all of our named executive officers, William A. Sanger, Randel G. Owen, Todd G. Zimmerman, Dighton C. Packard and Steve W. Ratton, each agreed to receive, in lieu of cash, a portion of the value of their EVHC options at the closing of the Merger in the form of fully vested rollover options of the Company, which is referred to in this proxy statement as the "Rollover", to which the Company matched and applied a multiplier to each officer's Rollover investment. The options that were received by the named executive officers in respect of the Rollover are vested and fully exercisable. In addition, each of Messrs. Owen, Zimmerman, Ratton and Dr. Packard received grants of position options of the Company, based solely on the officers' level of seniority in EVHC. The matching options and position options that were granted vest in five equal installments, with the first two installments having vested through December 31, 2012, and the remaining installments vesting on December 31st of the three subsequent calendar years subject to the continued employment of the named executive officer holding such options.

        The compensation committee of the Company granted Mr. Zimmerman 55,455 options in February 2013 to purchase common stock of the Company under the Stock Incentive Plan over a three-year vesting period. No other equity awards were granted to the named executive officers in 2013 and no other equity awards have been granted to date in 2014 to the named executive officers.

        Under the Stock Incentive Plan, an executive's unvested stock options are canceled upon the termination of his or her employment, except for terminations due to death or disability. Upon death or disability, unvested stock options vest and remain exercisable for the period specified below. In the case of a termination for "cause" (as defined in the Stock Incentive Plan), the executive's unvested and vested stock options (other than options granted in the Rollover) are canceled as of the effective date of the termination. Following a termination of the executive's employment other than for "cause", vested options (other than options granted in the Rollover) are canceled unless the executive exercises them within 90 days (180 days if the termination was due to death, disability, or retirement) or, if sooner, prior to the options' normal termination date.

        If, in the future, we experience a "change in control" (as defined in the Stock Incentive Plan), options will generally accelerate and be canceled in exchange for a cash payment equal to the change in control price per share minus the exercise price of the applicable option, except no such cash payment will be made if our board of directors elects to allow alternative awards in lieu of payment.

        On October 1, 2012, the Company issued $450 million of 9.250%/10.000% Senior PIK Toggle Notes due 2017 (the "PIK Notes"). In connection with the transaction, the net proceeds from the offering were used to pay a special cash dividend to the Company stockholders, and cash payments to holders of stock options from the Rollover, including each of the named executive officers. In connection with these payments, the board of directors of the Company made corresponding adjustments to the exercise price of options (other than the Rollover options) to purchase common stock of the Company granted from $6.88 to $3.69.

  Other Compensation Elements

        We provide officers and other employees with certain benefits to protect an employee and his or her immediate family in the event of illness, disability or death. The named executive officers are eligible for health and welfare benefits available to all our eligible employees during active employment on the same terms and conditions, as well as basic life insurance and accidental death coverage. Mr. Sanger also receives full reimbursement for his health plan.

        We do not have a pension plan for employees or executives. Substantially all salaried employees, including the named executive officers, are eligible to participate in our 401(k) savings plans. We maintain four defined contribution plans for eligible employees. Employees were allowed to contribute to these plans a maximum of 40% of their compensation up to a maximum of $17,500 ($23,000 for employees aged 50 and over) in 2013. In general, we match the contribution up to a maximum of 3% on the first 6% of the employee's salary per year, depending on the plan, which we fund currently. Additionally, certain of our named executive officers and other eligible management-level employees participate in our deferred compensation plan as more fully described under "Executive Compensation—Nonqualified Deferred Compensation" in this proxy statement.

        In addition to the health and welfare benefits generally available to all salaried, full-time employees, we also provide each of Messrs. Sanger, Owen and Zimmerman with an annual auto allowance of $14,400, and certain related operating and auto insurance expenses, all as further described in the footnotes to the Summary Compensation Table. In addition, we provide Messrs. Sanger and Owen with supplemental life insurance beyond the level of coverage offered generally to employees. These auto expenses and supplemental life insurance provisions are pursuant to contractual negotiations between us and these named executive officers.

        A letter agreement with Mr. Sanger, dated May 25, 2011, also provides that we will bear the cost of four round trips per month between Mr. Sanger's personal residences and Denver and up to 25 hours of personal use of the Company's corporate aircraft by Mr. Sanger per calendar year, although business use will take precedence over any personal use. Immediate family members of Company executives using the aircraft are permitted to accompany executives on such travel from time to time, provided that persons requiring transportation on the aircraft for business purposes would not be displaced.

Summary Compensation Table

        The following table summarizes the total compensation paid to or earned by the named executive officers for each of the last three fiscal years during which the officer was a named executive officer.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
William A. Sanger	2013	1,116,690	—	—	206,769	1,323,459
President and Chief	2012	1,023,637	2,090,762	—	5,824,043	8,938,442
Executive Officer	2011	990,285	—	9,017,984	153,592	10,161,860
Randel G. Owen	2013	641,363	—	—	39,586	680,949
Executive Vice President,	2012	537,844	721,910	—	2,362,478	3,622,232
Chief Operating Officer and	2011	487,926	—	2,893,263	40,543	3,421,732
Chief Financial Officer
Todd G. Zimmerman	2013	661,470	—	79,226	38,206	778,902
President and Chief Executive	2012	594,363	716,172	—	1,206,624	2,517,159
Officer of EmCare and	2011	575,005	—	1,484,227	76,987	2,136,219
Executive Vice President of the Company
Dighton C. Packard, M.D.	2013	863,710	80,000	—	14,679	958,389
Chief Medical Officer of	2012	850,638	146,286	31,361	478,828	1,507,112
the Company(5)	2011	848,950	90,629	413,305	15,118	1,368,001
Steve W. Ratton, Jr	2013	355,699	177,918	—	21,728	555,345
Executive Vice President,	2012	—	—	—	—	—
Chief Strategy Officer and	2011	—	—	—	—	—
Treasurer(6)

(1)
The amounts shown reflect salary earned during the year which differs from base salary due in part to timing of annual adjustments, mid-year promotions, pay periods, and other adjustments (including the value of paid time-off donated to the Company's charitable foundation).

(2)
None of our named executive officers received an annual cash incentive for fiscal year 2013 under the Senior Executive Bonus Plan or the MEIP. The bonus amount for Dr. Packard in 2013 was paid for his clinical services to a contractual affiliate and the bonus amount for Mr. Ratton in 2013 was paid pursuant to the M&A Plan, both as more fully described in the compensation discussion and analysis section of this proxy statement.

(3)
Represents aggregate grant date fair value under ASC Section 718 of all option awards granted during a specified year. See Note 16 to our audited consolidated financial statements included in our annual report for the assumptions made in determining these values. There were no forfeitures of options by our named executive officers in 2013. All unexercised options, whether vested or unvested, outstanding immediately prior to the effective time of the Merger were either (i) cancelled and the holder received, with respect to each such option, an amount in cash equal to the excess of $6.88 per share over the exercise price per share subject to the option or (ii) converted into options to acquire common stock of the Company which preserve the current terms with some enhancements.

(4)
For Mr. Sanger, the amount includes (a) an annual auto allowance, (b) a 401(k) match, (c) supplemental individual insurance expenses of $23,277 for 2012 and $23,383 for 2013, (d) personal use of our plane, including commuting, valued at $198,808 for 2012 and $147,768 for

  2013, (e) for 2012, a cash payment of $5,566,845 from the net proceeds from the PIK Notes, and (f) other expenses including auto maintenance and fuel expenses permitted pursuant to the terms of Mr. Sanger's employment agreement.

  For Mr. Owen, the amount includes (a) an annual auto allowance, (b) a 401(k) match, (c) supplemental individual insurance expenses, (d) for 2012, a cash payment of $2,319,502 from the net proceeds from the PIK Notes, and (e) other expenses, including auto maintenance and fuel expenses permitted pursuant to the terms of Mr. Owen's employment agreement.

  For Mr. Zimmerman, the amount includes (a) an annual auto allowance, (b) a 401(k) match, (c) insurance expenses, as permitted pursuant to the terms of Mr. Zimmerman's employment agreement, (d) auto maintenance and fuel expenses permitted pursuant to the terms of Mr. Zimmerman's employment agreement, (e) for 2011 and 2012, cost of a lease of a corporate car in Dallas, Texas that Mr. Zimmerman used while based partially in Dallas, (f) for 2012, a cash payment of $1,159,751 from the net proceeds from the PIK Notes, and (g) for 2011, $34,637 for a lease of an apartment in Dallas, Texas that Mr. Zimmerman used while based partially in Dallas, which we are no longer leasing.

  For Dr. Packard, the amount includes (a) a 401(k) match, (b) insurance expenses, and (c) for 2012, a cash payment of $463,877 from the net proceeds from the PIK Notes.

  For Mr. Ratton, the amount includes (a) a 401(k) match, and (b) insurance expenses.

(5)
Of Dr. Packard's bonus for 2012, $40,000 was from his clinical services to a contractual affiliate, and the remainder was through the MEIP. Dr. Packard's bonus of $80,000 for 2013 was entirely from his clinical services to a contractual affiliate.

(6)
Mr. Ratton's compensation information is provided only with respect to 2013, since Mr. Ratton was not a named executive officer in 2011 or 2012. For part of 2013, Mr. Ratton served as the Company's Senior Vice President of Mergers and Acquisitions.

Grants of Plan-Based Awards for 2013

        The following table shows certain information regarding grants of plan-based awards to the named executive officers during 2013.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ Per Share)	Grant Date Fair Value of Stock and Option Awards ($)
William A. Sanger	—	—	—	—
Randel G. Owen	—	—	—	—
Todd G. Zimmerman	February 13, 2013	55,455	5.41	79,226
Dighton C. Packard, M.D.	—	—	—	—
Steve W. Ratton, Jr.	—	—	—	—

Employment Agreements

        We entered into employment agreements with Messrs. Sanger, Owen and Zimmerman, each effective February 10, 2005, with Dr. Packard on April 19, 2005 and with Mr. Ratton on August 24, 2005. The employment agreements for all named executive officers were amended effective January 1, 2009 to add language to ensure compliance with Section 409A of the Code.

        Mr. Sanger's employment agreement has a five-year term, and was amended as of March 12, 2009 to provide that, following the expiration of his current employment term on February 10, 2010, his employment term will renew automatically for two additional three-year extensions. A letter agreement with Mr. Sanger, dated May 25, 2011, provides him with 25 hours of personal travel on a corporate aircraft, with us bearing the full cost of such personal travel.

        Mr. Owen's and Mr. Zimmerman's employment agreements were also amended as of March 12, 2009 and March 16, 2009, respectively, to provide for the immediate commencement of a new two-year term, with further two-year extensions until terminated in accordance with the terms of the agreements. Mr. Ratton's employment agreement provides for a term of two years, with one-year extensions thereafter until terminated in accordance with the terms of his agreement.

        In connection with Mr. Zimmerman's appointment as President of our EmCare segment on April 1, 2010, we modified the terms of Mr. Zimmerman's employment agreement. Under the terms of the revised agreement, Mr. Zimmerman's annual base compensation was increased to $550,000. While Mr. Zimmerman's base salary has increased as a result of subsequent ordinary merit increases and with his appointment as Chief Executive Officer of EmCare, as described in "—Determination of 2013 Compensation of Named Executive Officers—Base Salary," such increases have not been reflected in a formal amendment to his employment agreement.

        On May 18, 2010, EVHC's board of directors approved an amendment to Mr. Owen's employment agreement, and his annual base compensation was increased to $450,000. On May 25, 2011, Mr. Owen's employment agreement was amended to increase his base salary to $505,000. While Mr. Owen's base salary has increased as a result of subsequent ordinary merit increases and with his appointment as our Chief Operating Officer, as described in "—Determination of 2013 Compensation of Named Executive Officers—Base Salary," such increases have not been reflected in a formal amendment to his employment agreement.

        Each named executive officer has the right to terminate his agreement on 90 days' notice, in which event he will be subject to the non-compete provisions described below, provided he receives specified severance benefits as set forth below.

        The employment agreements include provisions for the payment of an annual base salary as well as the payment of a bonus based upon the achievement of performance criteria established by our board of directors or, in the case of Dr. Packard, by our Chief Executive Officer. Mr. Ratton receives compensation from time to time upon closing corporate transactions, as described in "—Determination of 2013 Compensation of Named Executive Officers—Short-Term Incentives for the Other Named Executive Officers." The base salary of Mr. Sanger is subject to annual review and adjustment and the base salaries of Messrs. Owen and Zimmerman are subject to annual review. The base salaries of Dr. Packard and Mr. Ratton are also reviewed on a periodic basis.

        If we terminate a named executive officer's employment without cause or any of them resigns after a change of control for one of several specified reasons, we have agreed to continue the executive's base salary and provide his benefits for a period of 24 months (12 months for Mr. Ratton) from the date of termination. These agreements contain non-competition and non-solicitation provisions pursuant to which the executive agrees not to compete with AMR or EmCare or solicit or recruit our employees for the 24-month period (and in some cases the 12-month period) from the date of termination.

        Dr. Packard's employment agreement has a one-year term, and renews automatically for successive one-year terms unless either party gives notice at least 90 days prior to the expiration of the then current term. Dr. Packard's base salary is subject to a $100,000 increase if he reduces his clinical activities and increases the time he provides services to us. Dr. Packard also has an employment agreement with a physician group contractually affiliated with EmCare. See "—Determination of 2013 Compensation of Named Executive Officers—Short-Term Incentives for the Other Named Executive Officers."

Outstanding Equity Awards at Year-End 2013

        The following table shows certain information regarding outstanding equity awards held by named executive officers as of December 31, 2013.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date
William A. Sanger	1,143,900	—	0.72	February 10, 2015(2)
	348,750	—	3.19	March 12, 2019(2)
	418,500	—	6.06	May 18, 2020(2)
	3,138,744	2,092,496	3.69	May 25, 2021(3)
Randel G. Owen	174,375	—	3.19	March 12, 2019(2)
	174,375	—	6.06	May 18, 2020(2)
	1,007,011	671,341	3.69	May 25, 2021(3)
Todd G. Zimmerman	84,788	—	0.72	February 10, 2015(2)
	69,694	—	3.19	March 12, 2019(2)
	516,590	344,394	3.69	May 25, 2021(3)
	—	55,455	5.41	February 11, 2023(3)
Dighton C. Packard, M.D.	143,852	95,902	3.69	May 25, 2021(3)
	12,713	5,449	3.69	March 12, 2022(4)
Steve W. Ratton, Jr.	69,750	—	0.72	May 1, 2015(2)
	44,175	—	3.19	March 12, 2019(2)
	8,323	—	6.06	May 18, 2020(2)
	91,545	61,030	3.69	May 25, 2021(3)

(1)
Other than options granted in the Rollover, the exercise price of options to purchase Company common stock that were outstanding on October 1, 2012 were adjusted to $3.69 in connection with the offering of PIK Notes. See "—Determination of 2013 Compensation of Named Executive Officers—Long-Term Incentives."

(2)
These options to purchase Company common stock were granted in the Rollover through the conversion of pre-existing options to purchase EVHC common stock. Prior to the Rollover, the options with an expiration date in 2015 vested ratably on the first four anniversaries of the applicable 2005 grant date, provided, that the exercisability of one-half of the options was conditioned upon meeting a specified performance target, which was met in February 2009. Therefore, all of these options were vested and exercisable as of the date of the Merger.

(3)
See "—Determination of 2013 Compensation of Named Executive Officers—Long-Term Incentives" for a description of these options, which were granted in connection with or following the Merger, but not the Rollover.

(4)
Forty percent of Dr. Packard's grant vested on June 1, 2012 and 30% vested on June 1, 2013. The remainder vests on June 1, 2014, subject to Dr. Packard's continued employment and his implementation of certain clinical leadership development programs during the vesting period.

Option Exercises and Stock Vested in 2013

        The following table sets forth information concerning the options exercised by the named executive officers during the year ended December 31, 2013.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
William A. Sanger	537,846	3,836,063
Randel G. Owen	218,308	1,557,030
Todd G. Zimmerman	279,000	1,989,900
Dighton C. Packard, M.D.	162,210	1,156,928
Steve W. Ratton, Jr	—	—

(1)
Calculated based on the fair market value of Company common stock on the date of exercise, which was $7.85 per share on the dates that each of Messrs. Sanger, Owen and Zimmerman and Dr. Packard exercised their options.

Nonqualified Deferred Compensation

        In June 2010, we implemented a Deferred Compensation Plan. The Deferred Compensation Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees at a level of vice president or above, and is entirely voluntary to participants. We do not have any other defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

        The following table sets forth certain information with respect to nonqualified deferred compensation under the Deferred Compensation Plan for the year ended December 31, 2013.

Name	Aggregate Balance at Beginning of Last Fiscal Year	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End ($)
William A. Sanger	—	—	—	—	—	—
Randel G. Owen	4,410	35,503	615	8	1,057	39,479
Todd G. Zimmerman	49,648	48,658	615	16,306	—	115,227
Dighton C. Packard, M.D.	173,633	46,777	615	41,405	23,284	239,146
Steve W. Ratton, Jr.	26,602	10,672	615	6,974	723	44,140

(1)
Amounts in this column include base salary and bonus that was deferred and are also included in "Salary" and/or "Bonus" in the Summary Compensation Table.

(2)
The aggregate earnings represent the market value change of the Deferred Compensation Plan during fiscal year 2013. Because the earnings are not preferential or above-market, they are not included in the Summary Compensation Table.

Potential Payments Upon Termination or Change-in-Control

        The information below describes and quantifies certain compensation that would have become payable to the named executive officers under plans in existence at the end of fiscal year 2013 and each executive officer's respective employment agreement if the executive officer's employment had been terminated on December 31, 2013, given the executive officer's compensation and service level as of such date and, where applicable, based on the fair market value of the Company's common stock on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under our 401(k) savings plans, disability benefits and accrued vacation benefits.

        Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive's age. None of the named executives were eligible to receive immediate Company retirement benefits as of December 31, 2013.

Name	Severance (Salary) ($)	Severance (Bonus) ($)(1)	Acceleration of Vesting of Time-Based Option Awards ($)(2)	Acceleration of Vesting of Performance- Based Option Awards ($)	Acceleration of Vesting of Performance- Based Restricted Stock Awards ($)	Other Benefits ($)(3)
William A. Sanger	2,147,788	—	66,604,148	—	—	72,342
Randel G. Owen	1,236,000	—	21,368,784	—	—	31,964
Todd G. Zimmerman	1,300,000	—	12,631,811	—	—	28,244
Dighton C. Packard, M.D.	863,710	—	3,226,003	—	—	7,029
Steve W. Ratton, Jr	377,509	—	1,942,585	—	—	14,078

(1)
The executives (other than Mr. Ratton) are entitled to a pro rata percentage of their bonus at termination, where the numerator is the full number of months of the bonus period served and the denominator is 12. The compensation committee determined that the performance targets were not achieved for fiscal year 2013 and therefore no annual cash incentives were paid to our named executive officers under either the Senior Executive Bonus Plan or the MEIP.

(2)
These numbers represent the value of the executive's unvested options governed by time-based measures that would have automatically vested upon a change-in-control. None of the outstanding unvested options of our named executive officers will automatically vest solely upon the executive's termination without cause. The value assumes exercise of all such shares at $35.52, which was the closing price of a share of our common stock on December 31, 2013, minus the value of the same number of shares multiplied by the exercise price of such shares set forth above in the table entitled "Outstanding Equity Awards at Year-End 2013."

(3)
Upon termination, the executive is entitled to medical, dental and group life insurance for the defined severance period.

Individual Termination/Change-in-Control Arrangements

        The following is a summary of the termination and change-in-control provisions of the employment agreements of our named executive officers during fiscal year 2013 unless specifically noted. Such provisions were not the result of a wealth accumulation analysis applied by the Company, but rather the result of negotiations with each such named executive officer.

        William A. Sanger.    If we terminate Mr. Sanger's employment without cause, we shall pay him his base salary for a period of 24 months following such termination and shall provide him with a lump sum cash payment equivalent to the value of medical, dental and term life insurance for such period. Additionally, if the performance targets for that year have been met, Mr. Sanger will be entitled to a pro rata portion of his bonus. Mr. Sanger may terminate his employment under certain circumstances following a change-in-control of the Company. Upon such termination, Mr. Sanger will be entitled to the same severance benefits as if he had been terminated by us without cause. Mr. Sanger has agreed that for the term of his employment and a period of 24 months thereafter, he will not engage in certain competitive activities with respect to us. Mr. Sanger may also terminate his employment for any reason upon 90 days' written notice to us. We may waive such notice, in whole or in part, upon immediate payment to Mr. Sanger of his base salary for such portion of the notice period that is waived. Upon such termination, we may elect to pay Mr. Sanger his base salary for a period of 24 months following such termination as consideration for his agreement not to compete for that period of time. Such payment upon termination will be paid on regularly scheduled payroll dates and is not payable in a lump sum.

        Randel G. Owen.    The Company or Mr. Owen may terminate his employment without cause by providing the other with 90 days' prior written notice. If termination is by Mr. Owen, we may waive such notice, in whole or in part, upon immediate payment to Mr. Owen of his base salary for such portion of the notice period that is waived. Upon such termination, we may elect to pay Mr. Owen his base salary for a period of 24 months following such termination as consideration for his agreement not to compete for that period of time. If Mr. Owen is terminated by us without cause or if he chooses to terminate in the event of a material breach by the Company which continues for more than thirty days following notice to us of such breach, he will be entitled to receive all salary earned up to the date of termination and his base salary for a period of 24 months following such termination and we shall continue to provide him with medical, dental and term life insurance for such period. Such payment upon termination will be paid on regularly scheduled payroll dates and is not payable in a lump sum. Additionally, if the performance targets for that year have been met, Mr. Owen will be entitled to a pro rata portion of his bonus. If Mr. Owen elects to terminate his employment following a change-in-control of the Company he will be entitled to the severance payments, medical, dental and term life insurance benefits described above.

        Todd G. Zimmerman.    The Company or Mr. Zimmerman may terminate his employment without cause by providing the other with 90 days' prior written notice. If termination is by Mr. Zimmerman, we may waive such notice, in whole or in part, upon immediate payment to Mr. Zimmerman of his base salary for such portion of the notice period that is waived. Upon such termination, we may elect to pay Mr. Zimmerman his base salary for a period of 24 months following such termination as consideration for his agreement not to compete for that period of time. If Mr. Zimmerman is terminated by us without cause or if he chooses to terminate in the event of a material breach by us which continues for more than thirty days following notice to the Company of such breach, he will be entitled to receive all salary earned up to the date of termination and his base salary for a period of 24 months following such termination and we shall continue to provide him with medical, dental and term life insurance for such period. Such payment upon termination will be paid on regularly scheduled payroll dates and is not payable in a lump sum. Additionally, if the performance targets for that year have been met, Mr. Zimmerman will be entitled to a pro rata portion of his bonus. If Mr. Zimmerman elects to terminate his employment following a change-in-control of the Company he will be entitled to the severance payments, medical, dental and term life insurance benefits described above. If Mr. Zimmerman does not receive severance benefits upon termination of his employment with us, his obligation not to engage in certain competitive activities shall only be for 12 months following termination.

        Dighton C. Packard, M.D.    If Dr. Packard's employment is terminated by us for cause, we shall have no obligation to make any further payment or to provide any benefit to Dr. Packard, other than such payments and benefits which have accrued and not yet been paid on the date of termination. If Dr. Packard is terminated by us without cause upon 90 days' prior written notice, he shall be entitled to receive all salary earned up to the date of termination and his base salary for a period of 12 months following such termination plus a pro rata portion of his performance bonus and we shall continue to provide him with medical, dental and term life insurance for such period. Dr. Packard agrees that during the term of his employment and for a period of 24 months thereafter, he will not engage in certain competitive activities with us. These provisions relate solely to Dr. Packard's corporate functions; his agreements with our contractual affiliates to provide clinical services do not entitle him to severance and change-in-control payments.

        Steve W. Ratton, Jr.    The Company may terminate Mr. Ratton's employment for cause upon payment by the Company to Mr. Ratton of all salary earned by him up to the date of termination. Either party may terminate without cause by providing the other with 90 days' prior written notice. If the Company terminates Mr. Ratton without cause, or if Mr. Ratton elects to terminate his employment under certain circumstances following a change-in-control of the Company, he will be entitled to receive all salary earned to the date of termination and his base salary for a period of 12 months following such termination, and the Company is required to continue to provide him with medical, dental and term life insurance for the 12-month period. The salary continuation is payable on regularly scheduled payroll dates. Mr. Ratton's employment agreement contains non-competition and non-solicitation provisions pursuant to which he agrees not to compete with the Company, or solicit or recruit our employees, for the 24-month period following termination of his employment.

Securities Reserved for Issuance Under Equity Compensation Plans

        The following table sets forth the number of shares of our common stock reserved for issuance under our equity compensation plans as of December 31, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column a) (#)(c)
Equity compensation plans approved by security holders	16,322,148	$3.70	16,614,307
Equity compensation plans not approved by security holders	—	—	—

Total	16,322,148	$3.70	16,614,307

 REPORT OF THE COMPENSATION COMMITTEE

        This report of the compensation committee is required by the Securities and Exchange Commission ("SEC") and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.

        The compensation committee is responsible for overseeing our executive compensation programs. The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussions, the compensation committee recommended to the board of directors, and the board of directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Mark V. Mactas (Chair)
Leonard M. Riggs, Jr., M.D.
Richard J. Schnall
Ronald A. Williams

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of April 3, 2014, with respect to the ownership of our common stock by:

  •
  each person known to own beneficially more than 5% of our common stock;

  •
  each director;

  •
  each of the named executive officers; and

  •
  all directors and executive officers as a group.

        The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the determination date, which in the case of the following table is April 3, 2014. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

	Beneficial Ownership
Name of Beneficial Owner or Group	Number of Shares of Common Stock	Percent
CD&R Affiliates(1)(7)(10)	98,188,640	54.2%
William A. Sanger(2)(3)(4)	4,987,740	2.7%
Randel G. Owen(2)(3)(4)	1,789,069	*
Todd G. Zimmerman(2)(4)	791,163	*
Dighton C. Packard, M.D.(2)(4)	324,225	*
Steve W. Ratton, Jr.(2)(4)	171,793	*
Carol J. Burt(2)(3)(8)	51,051	*
Kenneth A. Giuriceo(3)(6)(7)	—	—
Mark V. Mactas(2)(3)	—	—
Leonard M. Riggs, Jr., M.D.(2)(3)(8)	178,603	*
Richard J. Schnall(3)(6)(7)	—	—
Michael L. Smith(2)(3)(8)	54,236	*
Ronald A. Williams(3)(5)(6)(7)	392,346	*
All executive officers and directors, as a group (17 persons)(2)(9)	9,034,765	4.8%

*
Less than 1%

(1)
Represents shares of the Company's common stock held by the CD&R Affiliates as follows: (i) 49,811,004 shares of the Company's common stock held by Clayton, Dubilier & Rice Fund VIII, L.P.; (ii) 48,125,445 shares of the Company's common stock held by CD&R EMS Co-Investor, L.P.; (iii) 187,987 shares of the Company's common stock held by CD&R Advisor Fund VIII Co-Investor, L.P. and (iv) 64,204 shares of the Company's common stock held by

  CD&R Friends & Family Fund VIII, L.P. CD&R Associates VIII, Ltd., as the general partner of each of the CD&R Affiliates, CD&R Associates VIII, L.P., as the sole stockholder of CD&R Associates VIII, Ltd., and CD&R Investment Associates VIII, Ltd., as the general partner of CD&R Associates VIII, L.P., may each be deemed to beneficially own the shares of the Company's common stock held by the CD&R Affiliates. CD&R Investment Associates VIII, Ltd. is managed by a two-person board of directors. Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VIII, Ltd., may be deemed to share beneficial ownership of the shares of the Company's common stock shown as beneficially owned by the CD&R Affiliates. Such persons expressly disclaim such beneficial ownership. Investment and voting decisions with respect to shares held by each of the CD&R Affiliates are made by an Investment Committee of limited partners of CD&R Associates VIII, L.P., currently consisting of more than ten individuals (the "Investment Committee"). All members of the Investment Committee expressly disclaim beneficial ownership of the shares shown as beneficially owned by the CD&R Affiliates. Each of CD&R Associates VIII, Ltd., CD&R Associates VIII, L.P. and CD&R Investment Associates VIII, Ltd. expressly disclaims beneficial ownership of the shares of the Company's common stock held by the CD&R Affiliates.

(2)
The business address for these persons is c/o Envision Healthcare Holdings, Inc., 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111.

(3)
Member of our board of directors.

(4)
Named executive officers. Represents shares of common stock and options to purchase shares of common stock which are currently exercisable or which will become exercisable within 60 days of the determination date.

(5)
Represents shares of common stock and options to purchase shares of common stock which are currently exercisable or which will become exercisable within 60 days of the determination date.

(6)
Does not include 98,188,640 shares of the Company's common stock held by the CD&R Affiliates. Messrs. Schnall, Giuriceo and Williams are directors of the Company, Messrs. Schnall and Giuriceo are financial partners of CD&R and Mr. Williams is an operating advisor to Clayton, Dubilier & Rice Fund VIII, L.P. They each expressly disclaim beneficial ownership of the shares of the Company's common stock held by the CD&R Affiliates.

(7)
The address for the CD&R Affiliates, CD&R Associates VIII, L.P., CD&R Associates VIII, Ltd. and CD&R Investment Associates VIII, Ltd. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The business address for Clayton, Dubilier & Rice, LLC is 375 Park Avenue, 18th Floor, New York, New York 10152.

(8)
Represents shares of common stock and shares of common stock underlying restricted stock units.

(9)
Includes 7,220,192 options to purchase shares of the Company's common stock which are currently exercisable or which will become exercisable within 60 days of the determination date and shares of common stock underlying restricted stock units. Includes executive officers of the Company who are not separately identified in the table as they are not named executive officers pursuant to SEC rules.

(10)
For information regarding certain material relationships between the CD&R Affiliates and the Company, see "Related Party Transactions."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our directors and executive officers and our ten percent stockholders are required to file with the SEC reports of ownership and changes in ownership of our common stock. We believe that all filing requirements were met during fiscal year 2013 except that the Company inadvertently failed to file timely Form 4s for Dr. Riggs, one of our directors, reporting grants to him of 567 restricted stock units in September 2013 and 415 restricted stock units in December 2013.

 RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

        Our board of directors has approved policies and procedures with respect to the review and approval of certain transactions between us and a "Related Person" (a "Related Person Transaction"), which we refer to as our "Related Person Transaction Policy." Pursuant to the terms of the Related Person Transaction Policy, any Related Person Transaction is required to be reported to the legal department, which will then determine whether it should be submitted to our audit committee for consideration. The audit committee must then review and decide whether to approve any Related Person Transaction.

        For the purposes of the Related Person Transaction Policy, a "Related Person Transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

        A "Related Person," as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.

Stockholders Agreement

        In connection with our IPO, we entered into a stockholders agreement with the CD&R Affiliates. This agreement grants the CD&R Affiliates the right to designate for nomination for election a number of CD&R Designees equal to: (i) at least a majority of the total number of directors comprising our board of directors at such time as long as the CD&R Affiliates own at least 50% of the outstanding shares of our common stock; (ii) at least 40% of the total number of directors comprising our board of directors at such time as long as the CD&R Affiliates own at least 40% but less than 50% of the outstanding shares of our common stock; (iii) at least 30% of the total number of directors comprising our board of directors at such time as long as the CD&R Affiliates own at least 30% but less than 40% of the outstanding shares of our common stock; (iv) at least 20% of the total number of directors comprising our board of directors at such time as long as the CD&R Affiliates own at least 20% but less than 30% of the outstanding shares of our common stock; and (v) at least 5% of the total number of directors comprising our board of directors at such time as long as the CD&R Affiliates own at least 5% but less than 20% of the outstanding shares of our common stock. For purposes of calculating the number of CD&R Designees that the CD&R Affiliates are entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded to the nearest whole number and the calculation would be made on a pro forma basis after taking into account any increase in the size of our board of directors.

        With respect to any vacancy of a CD&R-designated director, the CD&R Affiliates have the right to designate a new director for election by a majority of the remaining directors then in office.

        The stockholders agreement provides that a CD&R Designee will serve as the Chairman of our board of directors as long as the CD&R Affiliates own at least 30% of the outstanding shares of our common stock.

        The stockholders agreement also grants to the CD&R Affiliates certain other rights, including specified information and access rights.

Consulting Agreement

        In connection with the closing of the Merger, the Company and EVHC entered into a consulting agreement with CD&R, pursuant to which CD&R provided us with financial, investment banking, management, advisory and other services. Pursuant to the consulting agreement, the Company, or one or more of its subsidiaries, paid CD&R an annual fee of $4.5 million for such services, plus expenses. Pursuant to the consulting agreement, we paid CD&R $4.5 million during 2012 and $2.7 million during 2011. In addition, CD&R received a fee of $40.0 million, plus expenses of $2.6 million, for certain financial, investment banking, management advisory and other services for the Company performed by CD&R prior to the closing of the Merger. We paid CD&R a fee of $20 million to terminate the consulting agreement in connection with the consummation of our IPO in August 2013.

Registration Rights Agreement

        In connection with the closing of the Merger, the Company and the CD&R Affiliates entered into a registration rights agreement which grants the CD&R Affiliates specified demand and piggyback registration rights with respect to the Company's common stock. If we determine to register our common stock under the Securities Act, holders of our stock, including the CD&R Affiliates, have the right to require us to use our reasonable best efforts to include in our registration statement shares of our common stock held by them, subject to certain limitations. Under the registration rights agreement, we are required to use reasonable best efforts to effect the registration under the Securities Act of our common stock as requested by the holders of our securities, at our own expense. The registration rights agreement also provides for us to indemnify holders of our securities in connection with the registration of our common stock.

Indemnification Agreements

        In connection with the closing of the Merger, the Company and EVHC entered into separate indemnification agreements (i) with CD&R and the CD&R Affiliates, referred to collectively as the "CD&R Entities," and (ii) with each of Richard J. Schnall, Ronald A. Williams, William A. Sanger and Kenneth A. Giuriceo as the directors of the Company and EVHC.

        Under the indemnification agreement with the CD&R Entities, the Company and EVHC, subject to certain limitations, jointly and severally agreed to indemnify the CD&R Entities and certain of their affiliates against certain liabilities arising out of performance of the consulting agreement with CD&R and certain other claims and liabilities. Under the indemnification agreements with their directors, the Company and EVHC, subject to certain limitations, jointly and severally agreed to indemnify their directors against certain liabilities arising out of service as a director of the Company and its subsidiaries.

        Our executive employment agreements include indemnification provisions. Under those agreements, we agree to indemnify each of these individuals against claims arising out of events or occurrences related to that individual's service as our agent or the agent of any of our subsidiaries to the fullest extent legally permitted.

        In connection with our IPO, we entered into new indemnification agreements with each of our directors. On November 11, 2013, we entered into an indemnification agreement with Mark V. Mactas.

Under those agreements, we agreed to indemnify each of these individuals against claims arising out of events or occurrences related to that individual's service as our agent or the agent of any of our subsidiaries to the fullest extent legally permitted.

Transactions with CD&R Affiliates

        We utilize the services of companies that are affiliated with CD&R from time to time in the ordinary course of business. We are currently party to one agreement with a CD&R affiliate that exceeds $120,000 annually, as described below.

        On November 25, 2008, we entered into a corporate account agreement with The Hertz Corporation pursuant to which we have agreed to spend a minimum total amount of $460,000 per year for the rental of cars from Hertz and its subsidiaries and licensees. In the years ended December 31, 2013 and December 31, 2012, we spent approximately $594,904 and $545,508, respectively, under this contract. Hertz agreed to provide corporate rates or discounts to us and our employees on such rentals, subject to certain limitations. The agreement had an initial one-year term, and renews automatically until terminated by either party. Investment funds associated with CD&R had been affiliated with Hertz Global Holdings.

Other Transactions

        On April 16, 2014, we entered into a non-binding letter of intent for the acquisition of Arizona Ambulance of Douglas, Inc., an ambulance transport company, for an estimated purchase price of approximately $6,000,000. Mr. Edward Van Horne, the President of American Medical Response, Inc. and an executive officer of the Company, is a co-founder and fifty percent owner of Arizona Ambulance and will be entitled to approximately $3,000,000 of the purchase price based on his ownership percentage. Mr. Van Horne is not materially participating in negotiations concerning the transaction, however, as an owner of Arizona Ambulance, he will have the ability to approve the final terms of the transaction. Pursuant to our Related Person Transaction Policy, the audit committee has reviewed and approved the transaction. The transaction remains subject to the negotiation and execution of definitive agreements and the approval of the finance committee of the board of directors. We anticipate closing the acquisition in the third or fourth quarter of the fiscal year upon satisfaction of customary closing conditions and receipt of required regulatory approvals.

REPORT OF THE AUDIT COMMITTEE

        This report of the audit committee is required by the Securities and Exchange Commission ("SEC") and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.

        The principal purpose of the audit committee is to assist the board of directors in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The audit committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The audit committee's function is more fully described in its charter.

        Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP ("E&Y"), our independent registered public accounting firm for 2013, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

        The audit committee has reviewed and discussed our audited financial statements for the year ended December 31, 2013 with management and with E&Y. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2013.

        The audit committee has also discussed with E&Y the matters required to be discussed by Auditing Standard No. 16 adopted by the Public Company Accounting Oversight Board (United States) regarding "Communication with Audit Committees."

        The audit committee also has received and reviewed the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y's communications with the audit committee concerning independence, and has discussed with E&Y its independence from us.

        Based on the review and discussions described above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The Audit Committee

Michael L. Smith (Chair)
Carol J. Burt
Kenneth A. Giuriceo

PROPOSAL 1: ELECTION OF DIRECTORS

        The following individuals, all of whom are currently serving on our board of directors, are nominated for election this year as Class I directors:

  •
  Mark V. Mactas

  •
  Randel G. Owen

  •
  Richard J. Schnall

        If elected, each of these individuals will serve as a Class I director until the 2017 Annual Meeting of Stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our board of directors may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a Class I director. Mr. Mactas was appointed to the board in November 2013 as a Class I director, is standing for election for the first time and was initially referred to the board as a potential board member by one of our non-management directors.

        The relevant experiences, qualifications, attributes or skills of each nominee that led our board of directors to recommend the above persons as a nominee for director are described in the section entitled "The Board of Directors and Corporate Governance."

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE CLASS I NOMINEES LISTED ABOVE.

 PROPOSAL 2: APPROVAL OF THE
SENIOR EXECUTIVE BONUS PLAN

        On March 26, 2014, our board of directors approved and recommended for approval by the Company's stockholders the Envision Healthcare Holdings, Inc. Senior Executive Bonus Plan, as amended and restated on such date. The Senior Executive Bonus Plan is intended to govern the award and payment of annual cash bonuses to certain of the Company's and its subsidiary's executive officers and key employees whose compensation is subject to the deduction limitations contained in Section 162(m) of the Code, as described below. An earlier version of the Senior Executive Bonus Plan was approved by the board in connection with the effectiveness of the Company's registration statement on Form S-1 on August 13, 2013, and applied to bonuses to certain of the Company's named executive officers for fiscal year 2013, but no such bonuses were awarded. See "Executive Compensation—Determination of 2013 Compensation of Named Executive Officers."

        A description of the material provisions of the Senior Executive Bonus Plan is set forth below. The statements made in this Proposal 2 concerning terms and provisions of the Senior Executive Bonus Plan are summaries and do not purport to be a complete recitation of the Senior Executive Bonus Plan provisions. These statements are qualified in their entirety by express reference to the full text of the Senior Executive Bonus Plan, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference herein.

Section 162(m) Of the Internal Revenue Code of 1986, As Amended

        Approval of the material terms of the performance goals set forth in the Senior Executive Bonus Plan is intended to allow awards under the Senior Executive Bonus Plan to the Company's Chief Executive Officer and other executive officers and key employees to qualify as tax-deductible performance-based compensation under Section 162(m) of the Code for federal income tax purposes. As mentioned below, the Senior Executive Bonus Plan contains a formula that establishes the maximum award amount permitted for each participant under the Senior Executive Bonus Plan for a performance period. The Committee (as defined below) is authorized to use its negative discretion to decrease (but not increase) the maximum amount. The Senior Executive Bonus Plan has been structured in this manner in order to result in annual bonus payments being tax-deductible performance-based compensation for federal income tax purposes under Section 162(m) of the Code to the maximum extent practicable.

        Section 162(m) of the Code places a limit of $1,000,000 per person on the amount the Company may deduct in any one year for compensation paid to its CEO and the next three highest compensated officers (other than the Chief Financial Officer). However, Section 162(m) of the Code generally allows a company to deduct stockholder-approved performance-based compensation without limitation, subject to specified terms and conditions. The Company intends that, subject to stockholder approval of the performance goals in the Senior Executive Bonus Plan, awards made pursuant to the Senior Executive Bonus Plan will qualify as performance-based compensation not subject to Code Section 162(m)'s $1,000,000 deductibility cap. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation will be fully deductible in all circumstances, and the Company reserves the right in all cases to pay compensation that it determines to be appropriate even if that compensation is not deductible.

        If the Senior Executive Bonus Plan is not approved by the stockholders, bonuses to employees covered by Section 162(m) of the Code may or may not qualify as performance-based compensation under Section 162(m) of the Code, and, accordingly, all or a portion of the bonuses may or may not be deductible by the Company for federal income tax purposes.

Administration; Powers and Responsibilities; Delegation of Power

        The Senior Executive Bonus Plan will be administered by the compensation committee or a subcommittee thereof (the "Committee"), provided that when the transition rule contained in Treasury Regulation § 1.162-27(f)(1) of the Code has ceased to apply to the Company and the Senior Executive Bonus Plan, the Committee must consist solely of two or more "outside directors" within the meaning of Section 162(m) of the Code. The board currently anticipates that the compensation committee will be the Committee that administers the Senior Executive Bonus Plan. The Committee will have the powers, rights and responsibilities to decide whether, under what circumstances and subject to what terms, awards will be paid on a deferred basis, including whether such a deferred payment will be made solely at the Committee's discretion or whether a participant may elect deferred payment (in each case, so long as such deferral or deferral election complies with the requirements of Section 409A of the Code). To the extent consistent with Section 162(m), the Committee may delegate its duties to others, including to our Chief Executive Officer.

Performance Period; Eligibility for Awards under the Bonus Plan

        Awards granted under the Senior Executive Bonus Plan will relate to a specific performance period of the Company, which typically means the fiscal year of the Company; provided, however, that the Committee may designate that the performance period for an award be more than one fiscal year, so long as the designation is made within the time period permitted by Section 162(m) of the Code.

        The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, the Presidents of each of the Company's operating divisions, and any other executive officer of the Company who is designated by the Committee or the CEO are eligible to participate in the Senior Executive Bonus Plan. Employees participating in the Senior Executive Bonus Plan must be generally designated as participants in the Senior Executive Bonus Plan by the Committee on or before the earlier of (i) ninety (90) days after the commencement of the applicable performance period and (ii) the date on which twenty-five percent (25%) of the applicable performance period has been completed (or such later date, if any, as permitted under Section 162(m) of the Code). The Committee has designated four employees to participate in the Senior Executive Bonus Plan: Mr. Sanger, our President and Chief Executive Officer; Mr. Owen, our Executive Vice President, Chief Operating Officer and Chief Financial Officer; Mr. Zimmerman, the President and Chief Executive Officer of EmCare and Executive Vice President of the Company; and Mr. Van Horne, the President of AMR.

Other Material Features of the Bonus Plan

Performance Goals in The Bonus Plan

        Under the Senior Executive Bonus Plan, the sole business criterion on which the performance goal is based is the Company's Adjusted EBITDA. Adjusted EBITDA is defined in the Senior Executive Bonus Plan as, for a performance period, net income before equity in earnings of unconsolidated subsidiaries, income tax expense, loss on early debt extinguishment, interest and other (expense) income, realized gain (loss) on investments, interest expense, equity-based compensation expense, related party management fees, restructuring charges and depreciation and amortization expense and net income attributable to noncontrolling interests.

        The Senior Executive Bonus Plan provides a specific limitation on the annual cash awards that may be granted to the Senior Executive Bonus Plan participants. Specifically, for each applicable performance period, each Senior Executive Bonus Plan participant cannot receive a Senior Executive Bonus Plan award equal to more than 4% of Adjusted EBITDA for such performance period, and in the aggregate no more than 4% of Adjusted EBITDA for such performance period shall be paid to all participants. As described above, the Committee has the discretion to decrease, but not to increase, the award of each individual determined pursuant to this formula and intends to exercise that discretion in its administration of the Senior Executive Bonus Plan.

Types of Awards

        The Senior Executive Bonus Plan provides a program of cash awards to eligible employees in respect of the performance period. The Committee may approve an award for any eligible employee in any amount, subject to the limitations on awards described above.

Non-transferability

        Awards under the Senior Executive Bonus Plan are not assignable or transferable.

Forfeiture

        Awards granted under the Senior Executive Bonus Plan are subject to any clawback policies as the Company may adopt or approve or as required by applicable law, regulation or stock exchange rule. Pursuant to such clawback policies, the Company may require that a participant forfeit any unpaid award under the Senior Executive Bonus Plan or repay an award granted under the Senior Executive Bonus Plan.

        Except as otherwise provided in the Senior Executive Bonus Plan, a participant must be employed with the Company on the payment date with respect to a performance period in order to receive a Senior Executive Bonus Plan award with respect to such performance period. However, the Committee may make payment in respect of a Senior Executive Bonus Plan award to a participant whose employment with the Company terminates prior to payment date with respect to the applicable performance period.

Certification and Determination of Incentive Bonuses

        As a condition to the right to receive an award under the Senior Executive Bonus Plan, the Committee must first certify in writing Adjusted EBITDA (which must be greater than zero) and that the Senior Executive Bonus Plan awards have been determined in accordance with the provisions of the Senior Executive Bonus Plan. Senior Executive Bonus Plan awards will be determined as soon as practicable after the applicable performance period and will be paid no later than March 15th of the year immediately following the end of the last fiscal year in such performance period.

Duration, Amendment and Termination

        The board of directors or the Committee may amend, suspend, discontinue or terminate the Senior Executive Bonus Plan at any time, so long as such action does not cause a Senior Executive Bonus Plan award to become subject to the deduction limitations contained in Code Section 162(m).

New Plan Benefits

        The amounts of awards for fiscal year 2014 or subsequent years will be determined based upon Adjusted EBITDA and, in addition, will be subject to the Committee's right to reduce any participant's award by any amount in its sole discretion. As a result, it is not possible to determine the amounts of awards for fiscal year 2014 or subsequent years at this time. Although an earlier version of the Senior Executive Bonus Plan was in effect for fiscal year 2013, no Participant received an award under the bonus plan for fiscal year 2013. Under no circumstances will awards under the Senior Executive Bonus Plan to eligible participants exceed the maximum amount determined pursuant to the above formula.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE SENIOR EXECUTIVE BONUS PLAN.

 PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), and in accordance with Section 14A of the Exchange Act, the Company's stockholders are entitled to approve, on an advisory basis, the compensation of our named executive officers. This non-binding advisory vote, commonly known as a "Say on Pay" vote, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

        As described in the "Compensation Discussion and Analysis" section of this proxy statement (the "CD&A"), the compensation committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executives based on our performance. In particular, the compensation committee strives to (i) attract and retain highly motivated, qualified and experienced executives, (ii) focus the attention of the named executive officers on the strategic, operational and financial performance of the Company, and (iii) encourage the named executive officers to meet long-term performance objectives and increase stockholder value. To do so, the compensation committee uses a combination of short- and long-term incentive compensation to motivate and reward executives who have the ability to significantly influence our long-term financial success and who are responsible for effectively managing our operations in a way that maximizes stockholder value. It is always the intention of the compensation committee that our executive officers be compensated competitively with the market and consistently with our business strategy, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our named executive officers are reasonable and not excessive.

        For these reasons, the board of directors is asking stockholders to vote "For" the following resolution:

  "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        As you consider this Proposal 3, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of our named executive officers, and to review the tabular disclosures regarding named executive officer compensation together with the accompanying narrative disclosures in the "Executive Compensation" section of this proxy statement.

        As an advisory vote, Proposal 3 is not binding on our board of directors or the compensation committee, will not overrule any decisions made by our board of directors or the compensation committee, or require our board of directors or the compensation committee to take any specific action. Although the vote is non-binding, our board of directors and the compensation committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE
APPROVING EXECUTIVE COMPENSATION

        In addition to the advisory "Say on Pay" vote set forth in Proposal 3, under the Dodd-Frank Act and Section 14A of the Exchange Act, stockholders are also entitled, at least once every six years, to indicate on an advisory basis, their preference regarding how frequently we should solicit the "Say on Pay" vote. This non-binding advisory vote is commonly referred to as a "Say on Frequency" vote. By voting on this Proposal 4, stockholders may indicate whether the advisory "Say on Pay" vote should occur every year, every two years or every three years or they may abstain from voting. Although the vote is advisory and is not binding on the board of directors, the board will take into account the outcome of the vote when considering the frequency of future "Say on Pay" proposals.

        After careful consideration, the board of directors believes that an advisory vote on executive compensation that occurs every three years (a triennial vote) is the most appropriate alternative for our Company based on a number of considerations, including the following:

  •
  We take a long-term view of executive compensation and encourage our stockholders to do the same. Too frequent executive compensation advisory votes may encourage short-term analysis of executive compensation.

  •
  A three-year vote cycle will provide stockholders sufficient time to evaluate the effectiveness of our short- and long-term compensation programs and the related business outcome of the Company.

  •
  A three-year vote cycle gives the compensation committee sufficient time to thoughtfully respond to stockholders' sentiments and to implement any necessary changes to our executive compensation policies and procedures.

  •
  The board of directors and the Company will continue to engage with our stockholders on executive compensation during the period between stockholder votes. As discussed in this proxy statement, stockholders may communicate directly with the board of directors, including on issues of executive compensation.

        Please note that this proposal does not provide stockholders with the opportunity to vote for or against any particular resolution. Rather it permits stockholders to choose how often they would like us to include a stockholder advisory vote on the compensation of our executives on the agenda for the annual meeting of stockholders. Notwithstanding the board's recommendation and the outcome of the stockholder vote, the board may in the future decide that it is in the best interest of our stockholders and the Company to conduct "Say on Frequency" votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A FREQUENCY OF "EVERY 3 YEARS" FOR FUTURE "SAY ON PAY" PROPOSALS ON EXECUTIVE COMPENSATION.

 PROPOSAL 5: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and recommends that the stockholders vote for ratification of such selection. In the event of a negative vote on such ratification, the audit committee will reconsider its appointment. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

Audit Fees and Related Fees

        The following table sets forth the fees paid to Ernst & Young LLP for professional services rendered for the years ended December 31, 2013 and 2012.

	2013	2012
Audit Fees(1)	$2,735,147	$1,804,758
Audit-Related Fees(2)	27,159	84,961
Tax Fees(3)	115,970	203,165
All Other Fees(4)	2,130	4,656

Total	$2,880,406	$2,097,540

(1)
Audit Fees were for (i) audits of our annual financial statements for the years ended December 31, 2013 and 2012, (ii) reviews of our quarterly financial statements, (iii) reviews of the consolidated financial statements included in offering documents associated with our IPO and the Merger, and (iv) services normally provided in connection with statutory or regulatory filings or engagements.

(2)
Audit-Related Fees were for due diligence in connection with acquisitions.

(3)
Tax Fees were for domestic tax advice and planning and assistance with tax audits and appeals.

(4)
All Other Fees includes the annual license fee for a software research tool and fees paid to attend continuing education courses.

Pre-Approval Policies and Procedures

        In accordance with the Sarbanes-Oxley Act of 2002, the audit committee charter provides that the audit committee of the board of directors has the sole authority and responsibility to pre-approve all audit services, audit- related tax services and other permitted services to be performed for the Company by its independent auditors and the related fees. Pursuant to its charter and in compliance with rules of the SEC and Public Company Accounting Oversight Board ("PCAOB"), the audit committee has established a pre-approval policy and procedures that require the pre-approval of all services to be performed by the independent auditors. The independent auditors may be considered for other services not specifically approved as audit services or audit-related services and tax services so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of the independent auditor.

        All of the services performed by Ernst & Young LLP during the year ended December 31, 2013 and 2012 were approved in advance by the audit committee pursuant to the foregoing pre-approval policy and procedures.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

 OTHER BUSINESS

        The board does not know of any matters which will be brought before the Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named in the enclosed proxy will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

        Whether or not you expect to attend the Annual Meeting, please complete, date and sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by telephone, so that your shares may be represented at the Annual Meeting.

By Order of the Board of Directors,
Craig A. Wilson Senior Vice President, General Counsel and Secretary

April 28, 2014

Annex A

Envision Healthcare Holdings, Inc. Senior Executive Bonus Plan

I. Purposes

        The purposes of the Envision Healthcare Holdings, Inc. Senior Executive Bonus Plan, as amended and restated on March 26, 2014 (the "Plan"), are to retain and motivate certain executive officers of the Company or any of its Subsidiaries who have been designated by the Compensation Committee (the "Committee") to participate in the Plan by providing them with the opportunity to earn performance-based incentive payments. It is intended that all amounts payable to Participants who are "covered employees" within the meaning of Section 162(m) of the Code will constitute "qualified performance-based compensation" within the meaning of the U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any Awards hereunder shall be so interpreted and construed to the maximum extent possible.

II. Certain Definitions

        "Adjusted EBITDA" shall mean, for a Performance Period, net income before equity in earnings of unconsolidated Subsidiaries, income tax expense, loss on early debt extinguishment, interest and other (expense) income, realized gain (loss) on investments, interest expense, equity-based compensation expense, related party management fees, restructuring charges and depreciation and amortization expense and net income attributable to noncontrolling interests. If Adjusted EBITDA is negative for a fiscal year that is included within a Performance Period of more than one fiscal year, Adjusted EBITDA for purposes of this Plan shall be deemed to be zero for that fiscal year.

        "Award" shall mean any incentive payment made to a Participant pursuant to the Plan.

        "Board" shall mean the Board of Directors of the Company.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Committee" shall mean the Compensation Committee of the Board or such other committee or subcommittee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the common stock of the Company is then traded to constitute a compensation committee, and which, as to any compensation intended to qualify as performance-based compensation under Section 162(m) of the Code, shall consist of two or more members, each of whom is an "outside director" within the meaning of Section 162(m) of the Code.

        "Company" shall mean Envision Healthcare Holdings, Inc., a Delaware corporation and any successor thereto.

        "Covered Employee" means any "covered employee" as defined in Section 162(m) of the Code.

        "Designation Period" shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (i) ninety (90) days after the commencement of the Performance Period and (ii) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within a Designation Period may be taken at a later date if permissible under Section 162(m) of the Code.

        "Participant" shall mean, for a Performance Period, the Company's Chief Executive Officer, the Company's Chief Operating Officer, Chief Financial Officer, the Presidents of each of the Company's operating divisions, and any other executive officer of the Company who is designated to participate in the Plan by the Committee on or before March 30 of such Performance Period (or such later date, if any, as permitted under Code Section 162(m)).

        "Performance Period" shall mean the fiscal year of the Company; provided, however, that the Committee may designate that the Performance Period for an Award be more than one fiscal year (with any such designation by the Committee to be made within the time period permitted under Code Section 162(m)).

        "Plan" shall mean the Envision Healthcare Holdings, Inc. Senior Executive Bonus Plan as set forth herein, as it may be amended from time to time.

        "Section 162(m) of the Code" means Section 162(m) of the Code, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

        "Section 409A of the Code" means Section 409A of the Code, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

        "Subsidiary" shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company directly or indirectly has at least a 50% equity interest.

III. Administration

        3.1.    General.    The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and any Award granted hereunder (including reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee's interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

        3.2.    Powers and Responsibilities.    The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1:

          (a)   to designate within the Designation Period the Participants for a Performance Period;

          (b)   to determine the amounts of the Awards and any other material terms and conditions applicable to the Awards;

          (c)   to decide whether, and under what circumstances and subject to what terms, Awards are to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee's discretion or whether a Participant may elect deferred payment, in each case, so long as such deferral or deferral election is permissible under, and complies, with the requirements set forth in Section 409A of the Code; provided, however, that, any deferral contemplated by the Plan must be permitted by, and shall be governed by, the terms of the Emergency Medical Services Corporation Deferred Compensation Plan or any other deferred compensation plan or program pursuant to which the Participant may be entitled to defer his or her annual bonuses from time to time; and

          (d)   to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan, so long as permitted under Section 162(m) of the Code.

        3.3.    Delegation of Power.    The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a Covered Employee or who, in the Committee's judgment, is likely to be a Covered Employee at any time during the applicable Performance Period, only the Committee shall be permitted to (i) designate such person to participate in the Plan for such Performance Period, (ii) determine the amount of such person's Award for such Performance Period and (iii) take any other action required to be taken under Section 162(m) of the Code. Notwithstanding the foregoing, no Participant shall make decisions under the Plan with respect to his or her own compensation under the Plan, including, without limitation, regarding his or her own Award.

        3.4.    Limitations on Discretion.    It is the intention that Awards under the Plan qualify as qualified performance-based compensation under Section 162(m) of the Code and that all payments made under the Plan be excluded from the deduction limitations contained in Section 162(m) of the Code. The Plan shall be construed at all times in favor of its meeting the exception for qualified performance-based compensation contained in Section 162(m) of the Code. Accordingly, the Committee shall have no discretion under this Plan (including, without limitation, with respect to adjustments to Adjusted EBITDA) if the actual exercise of such discretion or the ability to exercise such discretion would cause any Award to fail to qualify as qualified performance-based compensation under Section 162(m) of the Code. Therefore, if any Plan provision is found not to be in compliance with the exception for qualified performance-based compensation, that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee.

IV. Awards

        4.1.    Determination of Award Amounts.    The maximum aggregate Award payable to all Participants collectively and to any Participant individually under the Plan shall not exceed 4% of the Company's Adjusted EBITDA for the applicable Performance Period. The amount of each Participant's Award for a Performance Period shall be determined by the Committee, acting in its sole discretion subject to the maximum amount set forth above. For the avoidance of doubt, the Committee, acting in its sole discretion using whatever individual or corporate performance goals it determines to use, may determine to pay a lesser amount with respect to an Award than the maximum amount specified herein. However, no Participant shall receive payment with respect to an Award unless Adjusted EBITDA in respect of the applicable Performance Period exceeds zero. To the extent that Awards are expressed as a percentage of Adjusted EBITDA, the exercise of negative discretion with respect to one Participant shall not operate to result in an increase in payment to any other Participant.

        4.2.    Timing of Payment.    Any Award payment under the Plan shall be in cash and shall be paid as soon as practicable after the end of the Performance Period, but no later than March 15 of the year immediately following the end of the fiscal year that is coincident with the Performance Period (or, in the case of a Performance Period which is more than one fiscal year, no later than March 15 of the year immediately following the end of the last fiscal year in the Performance Period). As conditions to the right of a Participant to receive an Award, (i) the Committee shall first certify in writing the Company's Adjusted EBITDA (which must be greater than zero) and that the Award has been determined in accordance with the provisions of the Plan and (ii) such Participant must be employed by the Company on the payment date. Notwithstanding clause (ii) of the preceding sentence but subject to the other terms and conditions of the Plan, the Committee may make an Award payment (A) in its sole discretion, to a Participant whose employment was terminated by reason of death, disability or retirement or (B) pursuant to an individual agreement between the Participant and the Company or its Subsidiary.

V. General

        5.1.    Effective Date and Term of Plan.    The Plan became effective upon the effectiveness of the Company's registration statement on Form S-1 on August 13, 2013, and was amended and restated on March 26, 2014. The Plan shall be effective with respect to fiscal years of the Company beginning on or after January 1, 2013 and it will remain in effect until it is terminated by the Committee. The Plan is intended to supplement the 2013 Executive Short Term (2013-2014) Incentive Plan (the "2013-2014 Plan"). From and after the effective date of the Plan, outstanding awards under the 2013-2014 Plan shall be assumed into the Plan and treated as Awards under and governed by the terms of the Plan. It is intended that the Plan and the Awards shall qualify for the transition rule contained in Treas.

Reg. §1.162-27(f)(1) of the Code during the period set forth therein and, during the period covered by such transition rule, shall be permitted to be administered consistent therewith notwithstanding any provision of this Plan to the contrary.

        5.2.    Amendment and Termination.    The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation for purposes of Section 162(m) of the Code.

        5.3.    Non-Transferability of Awards.    No Award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company (including the procedures in Section 5.7, if applicable). Except to the extent permitted by the foregoing sentence, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Award, such Award and all rights thereunder shall immediately become null and void.

        5.4.    Tax Withholding.    The Company and each Subsidiary shall have the right and power to deduct from all amounts paid to a Participant (whether under the Plan or otherwise) or to require a Participant to remit to the Company promptly upon notification of the amount due, an amount to satisfy the minimum federal, state or local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Award.

        5.5.    Payment by a Subsidiary.    The Company may satisfy its obligations under the Plan with respect to a Participant by causing any Subsidiary to make the payment to which such Participant is entitled under the Plan.

        5.6.    No Right of Participation or Employment.    No person shall have any right to participate in the Plan. Neither the Plan nor any Award shall confer upon any person any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

        5.7.    Designation of Beneficiary.    If permitted by the Company, a Participant may file with the Committee a written designation of one or more persons as such Participant's beneficiary or beneficiaries (both primary and contingent) in the event of the Participant's death. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant's lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding Award shall be payable to the Participant's executor, administrator, legal representative or similar person.

        5.8.    Governing Law.    The Plan and each Award, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

        5.9.    Other Plans.    Award payments under the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its Subsidiaries, unless either (i) such other plan provides compensation such as Award payments made pursuant to the Plan are to be considered as compensation thereunder or (ii) the Board or the

Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company's stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

        5.10.    Binding Effect.    The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 5.2.

        5.11.    Forfeiture of Awards under Applicable Laws or Regulations.    Awards granted under the Plan shall be subject to clawback policies as the Company may adopt or approve from time to time or as required by applicable law, regulation or stock exchange rule. Pursuant to such clawback policies, the Company may (i) cancel, reduce, or require a Participant to forfeit any Award granted under the Plan or (ii) require a Participant to reimburse or disgorge to the Company any amounts received pursuant to the payment of an Award granted under the Plan, in each case, to the extent not prohibited by applicable law, regulation or stock exchange rule in effect on or after the effective date of the Plan.

        5.12.    Unfunded Plan; Plan Not Subject to ERISA.    The Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.

        5.13.    Limitation Period for Claims.    Any person who believes he or she is being denied any benefit or right under the Plan may file a written notice with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the later of the payment date of the award or the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee's decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

        5.14.    409A Compliance.    The Plan is intended to provide for payments that are exempt from the provisions of Section 409A of the Code to the maximum extent possible and otherwise to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company's directors, officers or employees shall have any liability to any person in the event Section 409A of the Code applies to any payment or right under the Plan in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees. Notwithstanding any provision of the Plan to the contrary, the Board or the Committee may unilaterally amend, modify or terminate the Plan or any right hereunder if the Board or Committee determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law, as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A of the Code.

        5.15.    Severability.    If any provision of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t t PROXY ENVISION HEALTHCARE HOLDINGS, INC. THIS PROXY IS SOLICITED BY THE ENVISION HEALTHCARE HOLDINGS, INC. BOARD OF DIRECTORS Proxy for Annual Meeting of Stockholders to be held on May 29, 2014 The share owner(s) whose signature(s) appear(s) on the reverse side of this Proxy hereby appoint(s) Randel G. Owen and Craig A. Wilson, or any one of them, proxies with full power of substitution and resubstitution, to vote all shares of common stock that the share owner(s) would be entitled to vote at the Annual Meeting of Stockholders of Envision Healthcare Holdings, Inc., to be held on May 29, 2014 at 10:00 a.m., local time, at The Inverness Hotel and Conference Center, 200 Inverness Drive West, Englewood, Colorado 80112, and at any reconvened meeting following any adjournment or postponement thereof, as follows on the reverse side. Receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated April 28, 2014 is hereby acknowledged. THIS PROXY IS TO BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY IS TO BE VOTED FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2, 3 AND 5, EVERY 3 YEARS FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. (Continued, and to be marked, dated and signed, on the other side) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 29, 2014. The Proxy Statement and our 2013 Annual Report are available at: http://www.viewproxy.com/evhc/2014

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t t PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (888) 693-8683 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. CONTROL NUMBER NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title as such. Signature Signature (if held jointly) Date:  , 2014 Please mark your votes like this x Proposals - The Board recommends a vote FOR each of the nominees listed in Proposal 1, FOR Proposals 2, 3 and 5, and Every 3 Years for Proposal 4. 1. Election of Class I Directors: FOR WITHHOLD (01) Mark V. Mactas o o (02) Randel G. Owen o o (03) Richard J. Schnall o o FOR AGAINST ABSTAIN 2. Approval of the Senior Executive o o o Bonus Plan. 3. Advisory vote approving executive o o o compensation. Every Every Every 1 Year 2 Years 3 Years ABSTAIN 4. Advisory vote on the frequency of future o o o o advisory votes approving executive compensation. FOR AGAINST ABSTAIN 5. Ratification of the selection of o o o Ernst & Young LLP as Envision Healthcare Holdings, Inc.’s independent registered public accounting firm for the year ending December 31, 2014. I plan on attending the meeting o CONTROL NUMBER Address Change/Comments: (If you noted any Address Changes and/or Comments above, please check this box.) o